Exhibit (a)(1)(G)

BECKMAN COULTER, INC.

250 S. KRAEMER BLVD.

BREA, CALIFORNIA 92821

INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF THE

SECURITIES EXCHANGE ACT OF 1934 AND RULE 14(f)-1 THEREUNDER

This Information Statement is being mailed on or about March 11, 2011 to holders of record of common stock, par value $0.10 per share (the “Shares”), of Beckman Coulter, Inc., a Delaware corporation (“Beckman Coulter” or the “Company”), as a part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) of Beckman Coulter with respect to the tender offer (the “Offer”) by Djanet Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), for all of the issued and outstanding Shares of Beckman Coulter. Unless the context indicates otherwise, in this Information Statement, “us,” “we,” and “our” refers to Beckman Coulter. You are receiving this Information Statement in connection with the possible election of persons designated by Danaher to at least a majority of the seats on the Beckman Coulter Board of Directors (the “Board of Directors”). This designation is to be made pursuant to the Agreement and Plan of Merger, dated as of February 6, 2011 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), by and among Danaher, Purchaser and Beckman Coulter.

Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer on February 15, 2011, to purchase all of the issued and outstanding Shares, at a price of $83.50 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and conditions set forth in the Offer to Purchase dated February 15, 2011 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively, constitute the “Offer”). The initial expiration date of the Offer is midnight, New York City time, on Wednesday, March 23, 2011, subject to extension in certain circumstances as required or permitted by the Merger Agreement, the Securities and Exchange Commission (the “SEC”), or applicable law. Upon the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived, Purchaser will purchase all Shares validly tendered pursuant to the Offer and not properly withdrawn. The Board of Directors unanimously recommends that Beckman Coulter’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement. Copies of the Offer to Purchase and the accompanying Letter of Transmittal have been mailed with the Schedule 14D-9 to stockholders of Beckman Coulter and are filed as exhibits to the Schedule 14D-9 filed by Beckman Coulter with the SEC on February 15, 2011.

The Merger Agreement provides that, after the time Purchaser accepts for payment any Shares tendered and not validly withdrawn pursuant to the Offer (the “Completion of the Offer”), Purchaser will be entitled to designate to serve on the Board of Directors, the number of directors (rounded up to the next whole number) determined by multiplying (i) the total number of directors on the Board of Directors (giving effect to any increase in the number of directors pursuant to the Merger Agreement to effect these provisions) and (ii) the percentage that the aggregate number of Shares beneficially owned by Danaher, Purchaser or any of their respective affiliates bears to the total number of Shares then outstanding (including, in each case, any outstanding securities of the Company that are convertible or exchangeable into or exercisable for Shares on an as-converted basis) provided that the number of Shares tendered in the Offer, together with the Shares then beneficially owned by Danaher or Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis), and provided further that, subject to applicable law and the rules of the New York Stock Exchange (the “NYSE”), Purchaser is entitled to designate at least a majority of the directors on the Board of Directors at all times following the Completion of the Offer. Upon request from Purchaser, the Company has agreed to take all actions necessary, including securing resignations of incumbent directors and/or increasing the size of the Board of Directors (including by amending the Company’s Amended and Restated Bylaws if necessary to increase the size of the Board of Directors), to enable Purchaser’s designees to be designated to the Board of Directors. From and after the Completion of the Offer, to the extent requested by Purchaser, the Company must also cause the individuals designated by Purchaser to constitute the number of members (rounded up to the next whole number) as permitted by applicable law and the rules of the NYSE, on (i) each committee of the Board of Directors and (ii) each board of directors of each of the Company’s subsidiaries (and each committee thereof) that represents at least the same percentage as individuals designated by Danaher represent on the Board of Directors.

This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder, in connection with the appointment of Purchaser’s designees to the Board of Directors. You are urged to read this Information Statement carefully. You are not, however, required to take any action. The information contained in this Information Statement, including information incorporated herein by reference, concerning Purchaser’s designees have been furnished to Beckman Coulter by Danaher, and Beckman Coulter assumes no responsibility for the accuracy or completeness of such information.

DIRECTORS DESIGNATED BY PURCHASER

Purchaser has informed the Company that promptly following its payment for Shares pursuant to Offer, Purchaser will exercise its rights under the Merger Agreement to obtain representation on, and control of, the Board of Directors by requesting that the Company provide it with the maximum representation on the Board of Directors to which it is entitled under the Merger Agreement. Purchaser has informed the Company that it will choose its designees to the Board of Directors from among the persons identified below. In the event that additional designees of Purchaser are required in order to constitute a majority of the Board of Directors, such additional designees will be selected by Purchaser from among the directors and executive officers of Danaher and Purchaser contained in Schedule I to the Offer to Purchase, which is incorporated herein by reference. The following table sets forth, with respect to each individual who may be designated by Purchaser as a designee, the name, age of the individual as of the date hereof, and such individual’s present principal occupation and employment history during the past five years. Purchaser has advised the Company that each of the persons who may be designated by Purchaser to act as a director of the Company has consented to so act if designated by Purchaser as a director of the Company. The business address of each person is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

Name	Age	Present Principal Occupation and 5 Year Employment History
Daniel L. Comas	47	Mr. Comas has served as Executive Vice President and Chief Financial Officer of Danaher since April 2005. Mr. Comas has served as President of Purchaser since it was formed in February 2011, and also serves as a director of Purchaser.
James H. Ditkoff	64	Mr. Ditkoff has served as Senior Vice President—Finance and Tax of Danaher since December 2002.
Jonathan P. Graham	50	Mr. Graham joined Danaher as Senior Vice President—General Counsel in July 2006. Prior to joining Danaher, Mr. Graham served as Vice President, Litigation and Legal Policy for General Electric Corporation, a diversified industrial company, from October 2004 until June 2006.
Robert S. Lutz	53	Mr. Lutz served as Vice President—Chief Accounting Officer of Danaher from March 2003 to February 2010 and was appointed Senior Vice President—Chief Accounting Officer in February 2010. Mr. Lutz has served as Vice President, Treasurer and Secretary of Purchaser since it was formed in February 2011, and also serves as a director of Purchaser.
Daniel A. Raskas	44	Mr. Raskas joined Danaher as Vice President—Corporate Development in November 2004 and was appointed Senior Vice President—Corporate Development in February 2010. Mr. Raskas has served as Vice President of Purchaser since it was formed in February 2011.

Purchaser has advised the Company that, to the best of its knowledge, none of Purchaser’s designees to the Board of Directors has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or misdemeanors), (b) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws, (c) filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed to the person’s property or (d) been subject to any judgment, decree or final order enjoining the person from engaging in any type of business practice. Unless otherwise indicated above, all of Purchaser’s designees are citizens of the United States, and none is related to any other nominee or to any executive officer of the Company.

Purchaser has advised the Company that, to the best of its knowledge, none of its designees to the Board of Directors (i) is currently a director of, or holds any position with, the Company or any of its subsidiaries or (ii) beneficially owns any securities (or rights to acquire any securities) of the Company. Purchaser has advised the Company that, to the best of its knowledge, none of its designees or any of his or her affiliates (a) has a familial relationship with any directors or executive officers of the Company or any of its subsidiaries or (b) has been involved in any transactions with the Company or any of its directors, officers or affiliates that are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed herein.

It is expected that Purchaser’s designees will assume office as promptly as practicable following the purchase by Purchaser of Shares pursuant to the Offer, which cannot be earlier than midnight on March 23, 2011 (the initial expiration date of the Offer), and that, upon assuming office, Purchaser’s designees will constitute at least a majority of the Board of Directors. It is not currently known which of the current directors of the Company, if any, will resign. In the event that the increase of the size of the Board of Directors beyond twelve members is required to designate Purchaser’s designees to the Board of Directors, the Company will be required to amend its Amended and Restated Bylaws. To the extent the Board of Directors will consist of persons who are not nominees of Purchaser’s, the Board of Directors is expected to continue to consist of those persons who are currently directors of the Company who do not resign.

CURRENT COMPANY DIRECTORS AND EXECUTIVE OFFICERS

The names of the current Beckman Coulter directors, executive officers and key employees, and their ages are as follows:

Name	Age	Position
Glenn S. Schafer	61	Non-Executive Chairman
Peter B. Dervan	65	Director
Kevin M. Farr	53	Director
Robert G. Funari	64	Director
Charles A. Haggerty	69	Director
Van B. Honeycutt	66	Director
William N. Kelley	71	Director
Susan R. Salka	46	Director
Richard P. Wallace	50	Director
Lewis T. Williams	61	Director
Betty Woods	72	Director
J. Robert Hurley	61	President and Chief Executive Officer
Scott C. Atkin	47	Executive Vice President, Chemistry, Discovery and Instrument Systems Development
Carolyn D. Beaver	53	Corporate Vice President, Controller and Chief Accounting Officer
Allison F. Blackwell	46	Senior Vice President, Human Resources
Cynthia Collins	52	Group Vice President, Cellular Analysis
Richard S. Creager	58	Group Vice President, Immunoassay and Molecular Diagnostics
Paul Glyer	54	Senior Vice President, Strategy, Business Development and Communications
Robert W. Kleinert	59	Executive Vice President, Worldwide Commercial Operations
Pamela A. Miller	56	Senior Vice President, Supply Chain Management
Clair K. O’Donovan	54	Senior Vice President, Quality and Regulatory Affairs
Arnold A. Pinkston	52	Senior Vice President, General Counsel and Secretary
Charles P. Slacik	56	Senior Vice President and Chief Financial Officer
James F. Widergren	52	Group Vice President, Chemistry System Group

GLENN S. SCHAFER had served as Vice Chairman of Pacific Life Insurance Company, a provider of life insurance products, annuities, and mutual funds, until his retirement on December 31, 2005. He was appointed Vice Chairman of Pacific Life in April 2005. Prior to being named Vice Chairman, Mr. Schafer had been President and a board member of Pacific Life since 1995. In that capacity, he oversaw Pacific Life’s securities, real estate, institutional products, annuities and mutual funds divisions, and the broker dealer network, as well as the treasury, finance and administrative areas of the company. Mr. Schafer joined Pacific Life as Vice President, Corporate Finance, in 1986, was elected Senior Vice President and Chief Financial Officer in 1987, and in 1991, Executive Vice President and Chief Financial Officer. Mr. Schafer is a member of the board of directors of Skilled Healthcare Group, Inc. and was elected to the Janus Capital Group board of directors in December 2007.

Mr. Schafer has been a director of Beckman Coulter since 2002, became Lead Independent Director in February 2010 and non-executive Chairman of the Board of Directors in September 2010. Mr. Schafer’s board leadership and executive officer experience at Pacific Life, his experience as the Lead Independent Director of the Company as well as his financial expertise and healthcare knowledge, led the Board of Directors to conclude that Mr. Schafer should serve as both a director and non-Executive Chairman of the Company.

PETER B. DERVAN, Ph.D. has been a member of the faculty at the California Institute of Technology since 1973 where he is currently Bren Professor of Chemistry in the Division of Chemistry and Chemical Engineering. Dr. Dervan was Chairman of the Division from 1994 to 1999. He serves on the Scientific Advisory Board of Gilead Sciences and the Robert A. Welch Foundation. He also serves on the Board of Trustees of Yale University. Dr. Dervan is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, the American Philosophical Society, and the Institute of Medicine. He received the National Medal of Science in 2006.

Dr. Dervan has been a director of Beckman Coulter since 1997. Dr. Dervan’s extensive scientific background, as well as his knowledge of the Company developed during his more than 12 years as a director of the Company, led the Board of Directors to conclude that Dr. Dervan should serve as a director.

KEVIN M. FARR, CPA has been Chief Financial Officer for Mattel, Inc. since 2000. He previously served as Senior Vice President and Corporate Controller from 1996, and held various other positions since he joined Mattel in 1991. Mr. Farr currently is responsible for Mattel’s worldwide financial functions, as well as information technology, strategic planning, mergers and acquisitions, investor relations, and corporate services. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Farr serves on the Marshall School Corporate Advisory Board of the Marshall School of Business at the University of Southern California and the Board of Directors, Special Olympics International, and is Chairman of the Board for Mattel Children’s Foundation.

Mr. Farr has been a director of Beckman Coulter since October 2004. Mr. Farr’s significant financial expertise developed through his experience as a CPA, Chief Financial Officer and Corporate Controller, together with his executive leadership experience at Mattel, led the Board of Directors to conclude that Mr. Farr should serve as a director of the Company

ROBERT G. FUNARI is Chairman and Chief Executive Officer of Crescent Healthcare, Inc., a private equity-backed provider of infusion therapy services where he has served since 2004. He previously served as President and Chief Executive Officer of Syncor International, a provider of specialized pharmacy services. He was Executive Vice President and General Manager of the drug company for McKesson, Inc. and spent more than 18 years in a broad range of leadership positions at Baxter International. Mr. Funari is a member of the RAND Health Board of Advisers.

Mr. Funari has been a director of Beckman Coulter since December 2005. The Board of Directors believes Mr. Funari’s executive leadership, particularly in the healthcare industry, and the extensive healthcare expertise he has developed during his experience working in senior management, uniquely qualify Mr. Funari to serve as a director of the Company and led to the Board of Directors’ conclusion that Mr. Funari should serve as a director.

CHARLES A. HAGGERTY is currently Chief Executive Officer of Le Conte Associates, LLC, a consulting and investment company in Laguna Niguel, California. Previously, he was Chairman, President and Chief Executive Officer of Western Digital Corporation, a manufacturer of hard disk drives, from 1993 until his retirement in 2000. Prior thereto, he served IBM Corporation in various positions for 28 years, holding the posts of Vice President of IBM’s Worldwide OEM Storage Marketing from 1991 to May 1992 and Vice President/General Manager, Low-End Mass-Storage Products from 1989 to 1991. Mr. Haggerty also serves as a director of LSI Corp., Pentair, Inc., Deluxe Corporation and Imation Corp.

Mr. Haggerty has been a director of Beckman Coulter since 1996. Mr. Haggerty’s experience as chief executive officer of an NYSE-listed public company and his other significant senior management experience are invaluable to the Board of Directors. This experience, combined with Mr. Haggerty’s extensive public company directorships, as well as his 14-year tenure as a Beckman Coulter director, led the Board of Directors to conclude that Mr. Haggerty should serve as a director.

VAN B. HONEYCUTT was Chairman and Chief Executive Officer of Computer Sciences Corporation (CSC), a leading provider of consulting, system integration and information technology services to industries and governments worldwide. He was named Chief Executive Officer at CSC in 1995 and then Chairman in 1997. He retired from CSC on July 30, 2007.

Mr. Honeycutt has been a director of Beckman Coulter since 1998. Mr. Honeycutt’s tenure and experience as a chairman and chief executive officer of CSC for almost ten years, his extensive technology background from CSC and his substantial understanding of the Company and its operations gained during his almost 12 years as a member of the Board of Directors, led the Board of Directors to conclude that Mr. Honeycutt should serve as a director.

WILLIAM N. KELLEY, M.D. is a Professor of Medicine and Professor of Biochemistry and Biophysics at the University of Pennsylvania School of Medicine. He served as Chief Executive Officer of the University of Pennsylvania Medical Center and Health System, Dean of the School of Medicine and Executive Vice President of the University from 1989 to 2000. He was the John G. Searle Professor and Chairman of the Department of Internal Medicine and Professor of Biological Chemistry at the University of Michigan in Ann Arbor from 1975 to 1989. He currently serves on the Board of Trustees of Emory University. He is a member of the Institute of Medicine of the National Academy of Sciences. He is a fellow of the American Academy of Arts and Sciences, a member of the Association of American Physicians and the American Philosophical Society, and a Master of the American College of Physicians and a Master of the American College of Rheumatology. Dr. Kelley also serves as a director of Merck & Co., Inc. and GenVec, Inc. He has served in the past five years as a director of Advanced Biosurfaces and PolyMedix, but no longer serves on either board.

Dr. Kelley has been a director of Beckman Coulter since 1994. Dr. Kelley’s distinguished scientific and academic background and leadership positions as Chief Executive Officer of the University of Pennsylvania Medical Center and Health System and Dean of the School of Medicine, together with his extensive experience as a Beckman Coulter director during the past 15 years, led the Board of Directors to conclude that Dr. Kelley should serve as a director.

SUSAN R. SALKA is currently Chief Executive Officer, President and a director of AMN Healthcare, Inc., a temporary healthcare staffing business. She serves as a member of AMN Healthcare’s Executive Committee and has been AMN Healthcare’s President since May 2003, a director since September 2003 and Chief Executive Officer since May 2005. Ms. Salka has been employed at AMN Healthcare in a variety of leadership roles, including Chief Financial Officer and Chief Operating Officer, since 1990. Ms. Salka serves on the boards of BIOCOM and San Diego State University Campanile Foundation.

Ms. Salka has been a director of Beckman Coulter since 2007. Ms. Salka’s executive leadership experience on the Executive Committee and as Chief Executive Officer and President of AMN Healthcare, together with her knowledge of the healthcare industry gained during her almost 20-years experience in the temporary healthcare staffing business, led the Board of Directors to conclude that she should serve as a director.

RICHARD P. WALLACE currently serves as President and Chief Executive Officer of KLA-Tencor Corporation. Mr. Wallace has been a Director and the Chief Executive Officer of KLA-Tencor since January 2006 and has also served as LATencor’s President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 23 years with the company, including positions as President and Chief Operating Officer from July 2005 to December 2005 and Executive Vice President of the Customer Group from May 2004 to July 2005.

Mr. Wallace also currently serves as Chairman of the Board of Directors of SEMI, an industry trade association. Mr. Wallace joined our Board of Directors in October 2009. Mr. Wallace’s leadership experience and technological expertise as a chief executive officer of KLA-Tencor and the other executive officer positions he has held during his 23-year tenure with KLA-Tencor led the Board of Directors to conclude that he should serve as a director.

LEWIS T. WILLIAMS, M.D., Ph.D. is the founder of Five Prime Therapeutics, Inc., serves as its Executive Chairman and leads its research and development efforts. Prior to founding FivePrime, Dr. Williams was Chief Scientific Officer and a member of the Board of Directors of Chiron Corporation and President of Chiron Technologies. Prior to joining Chiron, Dr. Williams was a Howard Hughes Medical Institute investigator at the University of California, San Francisco. He is a member of the National Academy of Sciences and a fellow of the American Academy of Arts and Sciences.

Dr. Williams has served on the Duke University Board of Trustees and is currently on the Boards of Juvaris BioTherapeutics and The Berklee College of Music. Dr. Williams joined our Board of Directors in October 2009. The Board of Directors values the scientific and healthcare expertise and leadership experience Dr. Williams brings to the Board of Directors, and such expertise and experience led the Board of Directors to conclude that Dr. Williams should serve as a director.

BETTY WOODS served as President and Chief Executive Officer of Premera Blue Cross, formerly Blue Cross of Washington and Alaska, one of that area’s largest health care contractors, and also served as Chief Executive Officer of PREMERA, holding company of Premera Blue Cross from 1992 until her retirement in July 2000. She joined Premera Blue Cross in 1976. She is chair of the Board of Trustees of Seattle University and is a founding member of the National Institute for Health Care Management.

Ms. Woods has been a director of Beckman Coulter since 1994. She served as Chairman of the Board of Directors from April 2005 to April 2008 and as Lead Independent Director from April 2008 to February 2010. Ms. Woods’ long tenure as a Beckman Coulter Director and the independent thinking she brought to the Board of Directors as Chairman and then Lead Independent Director, together with Ms. Woods’ significant healthcare experience, particularly as Chief Executive Officer of Premera Blue Cross and PEMERA and as a founding member of the National Institute for Health Care Management, led the Board of Directors to conclude that she should serve as a director.

J. ROBERT HURLEY was named President and Chief Executive Officer on September 6, 2010. Prior to such appointment, Mr. Hurley served as Senior Vice President, Human Resources beginning on July 2005 and Vice President, Human Resources from May 2005 to July 2005. In addition, Mr. Hurley has been serving as Chairman of Beckman Coulter, Japan beginning in August 2009. Prior to joining Beckman Coulter in May 2005, Mr. Hurley was a Corporate Vice President at Baxter International, Inc.

SCOTT C. ATKIN was named Executive Vice President, Chemistry, Discovery and Instrument Systems Development in January 2010. Prior to this, he was Group Vice President, Chemistry, Discovery and Automation Business Group and Instrument Systems Development Center, effective January 2007. Mr. Atkin joined Beckman Coulter in 1996 as a Director with product development and business leadership responsibilities. Previously, Mr. Atkin was President, Chief Executive Officer and a principal founder of SAGIAN, Inc., a company involved with data acquisition and laboratory robotics, which Beckman Coulter acquired in 1996.

CAROLYN D. BEAVER was named Corporate Vice President and Controller of Beckman Coulter, Inc. effective August 2005 and was named Chief Accounting Officer effective October 2005. She served as interim Chief Financial Officer from July 2006 through October 2006. Ms. Beaver is a director of Commerce National Bank, Newport Beach, California, chair of its audit committee and a member of its asset/liability committee. She is a member of the finance committee of Hoag Memorial Hospital Presbyterian, Newport Beach, California. Ms. Beaver was an audit partner with KPMG LLP from 1987 through April 2002 and is a certified public accountant.

ALLISON F. BLACKWELL was named senior vice president, Human Resources for Beckman Coulter on September 6, 2010. Prior to such appointment, Ms. Blackwell served as Vice President, Human Resources for North America from March 2009 to September 2010, Vice President, Human Resources from October 2007 to March 2009. Prior to joining Beckman Coulter in October 2007, Ms. Blackwell served in various roles at Target Corporation, which she joined in 1997, including most recently as Regional Vice President, Human Resources.

CYNTHIA COLLINS was named Group Vice President, Cellular Analysis effective May 2007. Ms. Collins joined Beckman Coulter from Sequoia Pharmaceuticals, Inc., where she most recently served as Chief Executive Officer. Prior to joining Sequoia Pharmaceuticals, Ms. Collins served as President of Clinical Micro Sensors, Inc., a wholly owned subsidiary of Motorola where she directed the development and commercialization of molecular diagnostic microarray products. Before Motorola, she spent over 17 years at Baxter Healthcare in a variety of executive roles, including President of Global Oncology and Vice President of Strategy and Portfolio Management of BioScience, in addition to six years with Abbott Laboratories in a series of operational assignments. Ms. Collins also serves on the Corporate Strategic Advisory Council with the University of Miami, Miller School of Medicine.

RICHARD S. CREAGER, PH.D. was named Group Vice President, Immunoassay and Molecular Diagnostics in December 2009 after serving as Group Vice President, High Sensitivity Testing since September 2008. Prior to this, he held a variety of management positions with the Company: Corporate Vice President, Immunoassay Business Center from September 2007 to 2008; Vice President, Immunoassay Product and Business Development from 2003 to 2007; Vice President and Director Chemistry Reagent Development Clinical Diagnostics Division from 2002 to 2003; Director Immunoassay Research and Development and Chaska Site Manager from 1998 to 2002; and Director Immunoassay Research and Development and Manufacturing Operations from 1997 to 1998.

PAUL GLYER was named Senior Vice President, Strategy, Business Development and Communications in February 2006. He previously served as Vice President Corporate Development since July 2005 and Vice President and Treasurer since February 2003. Prior positions were Vice President-Director, Financial Planning since November 1999 and Vice President-Director, Finance for Diagnostics Development and Corporate Manufacturing since February 1999 and Assistant Treasurer and then Treasurer from 1989 to 1999. Mr. Glyer joined Beckman Coulter, Inc. in 1989.

ROBERT W. KLEINERT was named Executive Vice President, Worldwide Commercial Operations in January 2007. He served as Executive Vice President, North America Commercial Operations since May 2006. He joined Beckman Coulter in 2003 as Vice President, Clinical Diagnostics Commercial Operations, Americas. Prior to Beckman Coulter, Mr. Kleinert served as President and Chief Executive Officer of Lifestream International, Inc.

PAMELA A. MILLER was named Senior Vice President, Supply Chain Management of Beckman Coulter, Inc., effective June 2006. From 1997 to 2006, she held the following management positions with the Company: Vice President, Immunoassay Supply Chain Management from 2004 to 2006; Director Worldwide Reagent Production from 2003 to 2004; and Director Immunoassay Manufacturing from 1997 to 2003. Ms. Miller currently sits on the Board of Directors for the Orange County Chapter of the American Red Cross.

CLAIR K. O’DONOVAN, PH.D. was named Senior Vice President, Quality and Regulatory in October 2009. Prior to this, she held a variety of management positions with the Company as Vice President, Supply Chain for Chemistry Systems from 2006 to 2009; Director of Reagent Manufacturing for Carlsbad, California and Galway, Ireland from 2004 to 2006; Director of Worldwide Technical Operations from 2003 to 2004; Director of Reagent Manufacturing for Miami, Florida from 2001 to 2003; and Plant Manager Galway Ireland from 1997 to 2001.

ARNOLD A. PINKSTON was named Senior Vice President and General Counsel effective November 2005 and Secretary effective December 2005. Prior to joining Beckman Coulter, Mr. Pinkston was Deputy General Counsel of Eli Lilly and Company, responsible for the legal affairs of Lilly USA, Eli Lilly and Company’s global pharmaceutical products component and its global marketing and sales organization. Mr. Pinkston served as the General Counsel for PCS Health Systems, a pharmacy benefit management company from 1994 to 1999. Prior to this, Mr. Pinkston held senior positions in the Law Department of McKesson Corporation.

CHARLES P. SLACIK joined Beckman Coulter as Senior Vice President and Chief Financial Officer in October 2006. Before joining Beckman Coulter, Mr. Slacik was Executive Vice President and Chief Financial Officer of the specialty pharmaceutical company Watson Pharmaceuticals, Inc. since 2003. Prior to that, he was Senior Vice President and Chief Financial Officer at C.R. Bard, which develops and manufactures vascular, urology, oncology and surgical specialty products. Before C.R. Bard, he was with Wyeth (formerly American Home Products) in a variety of increasingly responsible positions in finance, information technology, and general management for several of the company’s divisions.

JAMES F. WIDERGREN has been serving as Group Vice President, Chemistry and Automation Systems Business Center since January 2010. Prior to such role, Mr. Widergren served as Corporate Vice President for Asia Pacific and Latin America Commercial Operations from April 2006 to January 2010 and Vice President, Treasurer from August 2005 to April 2006. Mr. Widergren joined Beckman Coulter in 1992. Mr. Widergren is a Trustee of the Keck Graduate Institute, and sits on its compensation committee.

COMPANY BOARD OF DIRECTORS AND

CORPORATE GOVERNANCE INFORMATION

Director Independence

For a director to be considered independent, the Board of Directors must determine affirmatively that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established guidelines to assist in determining director independence, which conform to the independence requirements established by the New York Stock Exchange’s listing standards. Using these guidelines, which are set forth in Appendix A of the Company’s Corporate Governance Guidelines available at www.beckmancoulter.com under “Investor Relations,” “Corporate Governance,” and considering information provided by each director including all facts and circumstances the Board of Directors deemed relevant, the Board of Directors has determined that all our current directors are independent. For all of the Company’s independent directors, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K that were considered by the Board of Directors under the guidelines established for determining independence.

All members of our standing committees must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Company applies additional independence standards, including those set forth in Rule 10A-3 of the Exchange Act, and the New York Stock Exchange listing standards applicable to audit committee composition. The Board of Directors has determined that all members of the Audit and Finance Committee, Organization and Compensation Committee and Nominating and Corporate Governance Committee are independent and satisfy the relevant Company, New York Stock Exchange or Exchange Act requirements for the members of such committees.

Corporate Governance Guidelines and Code of Business Conduct

The Board of Directors has adopted the Corporate Governance Guidelines for the Company setting forth the general principles governing the role, functions, duties and responsibilities of the Board of Directors, including, but not limited to such matters as (i) director selection, orientation, and education, (ii) Board of Directors leadership, (iii) composition and performance, including director compensation, annual performance reviews for the Board of Directors and the committees, and resignation policies, (iv) Board of Directors’ relationship with senior management and independent advisors, including access to management and ability to engage and access independent advisors, (v) director responsibilities, including responsibilities with respect to attendance at Board of Director meetings and advance review of board materials, (vi) committees of the Board of Directors, and (vii) leadership development, including management succession.

The Board of Directors also has adopted a Code of Business Conduct applicable to all directors, officers, and employees of the Company, including its principal executive officer, principal financial officer and other senior financial officers. The Company believes that the Code of Business Conduct satisfies the definition of “code of ethics” under Item 406 of Regulation S-K and is consistent with the New York Stock Exchange listing requirements.

Both our Corporate Governance Guidelines and the Code of Business Conduct are available at www.beckmancoulter.com under “Investor Relations,” “Corporate Governance.” In addition, we will post on our website any amendments or waivers to the Code of Business Conduct that would otherwise be required to be reported on a Current Report on Form 8-K.

References to our website in this Information Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Information Statement.

Board Involvement in Risk Oversight

The Company takes a comprehensive approach to risk management. We believe risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. It is the responsibility of the Company’s senior management, with the oversight of the Board of Directors, to develop and implement the Company’s strategic plans and manage the Company’s business operations, and to identify, evaluate, manage and mitigate the risks inherent in those plans and operations. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board of Directors to support the Board of Directors’ role in oversight, approval and decision-making. As an important part of this process, the Company has implemented a formal enterprise risk management program (the “ERM Program”). The Company’s senior management, risk manager and the internal enterprise risk management committee, with the executive sponsorship of the Senior Vice President, General Counsel and Secretary, facilitate the ERM Program as part of the Company’s strategic planning and business operation. In conjunction with the ERM Program and as part of strategic planning and the operation of the Company, senior management provides a report to the Board of Directors and the committees of the Board of Directors on a quarterly basis identifying the principle risks and opportunities, senior management’s assessment of such risks and opportunities, and the controls implemented and action plans in process with respect to such risks and opportunities.

The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board of Directors approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board of Directors and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies and policies.

In addition to the risk management reports provided to the Board of Directors and the committees pursuant to our ERM Program, our senior executives provide the Board of Directors and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board of Directors and committee meetings and in regular reports. Board of Directors and committee meetings also provide a venue for directors to discuss issues with management. The Board of Directors and committees call special meetings when necessary to address specific issues. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board of Directors meetings to provide additional insight into items being discussed, including risk exposures.

The Board of Directors has delegated oversight for matters involving certain specific areas of risk exposure to its four standing committees. Each committee reports to the Board of Directors at regularly scheduled Board of Directors meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit and Finance Committee oversees the integrity of our financial statements, reporting process and internal controls, the internal audit function, the independent auditors’ qualifications, independence and performance, and the Company’s corporate finance matters including its capital structure. The Audit and Finance Committee also provides oversight with respect to the Company’s management of the Company’s significant financial risk exposures and steps management has taken to monitor, control and report such exposures. Furthermore, the Audit and Finance Committee reviews the ERM Program as part of its discussions with management regarding our policies with respect to risk assessment and risk management.

The Organization and Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Organization and Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders. In furtherance of this objective, the Organization and Compensation Committee evaluates the potential compensation payable under the Company’s executive compensation plans based on alternative performance scenarios. The Organization and Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short and long-term incentives, recoupment policy and stock ownership program, are described below under the headings “Compensation Discussion and Analysis” and “Compensation Risk Assessment” below.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board of Directors and director performance, director succession, director education and the Company’s Corporate Governance Guidelines and other governance documents. The Nominating and Corporate Governance Committee also oversees the Company’s programs regarding ethics and compliance, and social and environmental responsibility. Furthermore, the Nominating and Corporate Governance Committee oversees risks related to our supply chain management.

The Quality and Regulatory Committee oversees risk related to the quality and regulatory affairs operations of the Company, including reviewing with management appropriate metrics to facilitate the Quality and Regulatory Committee’s oversight over the effectiveness of quality systems and controls and remediation plans established by the Company to manage those risks.

Board Leadership Structure

To ensure proper oversight, including risk oversight, by the Board of Directors, our corporate governance guidelines require the Board of Directors to either have a non-executive Chairman of the Board of Directors or, if the Chairman of the Board of Directors is not independent, a Lead Independent Director. The Board of Directors

regularly considers the appropriate leadership structure for the Company. Because the Board of Directors believes that it is important to retain the flexibility to make a determination of the board leadership structure at any given point in time based on the circumstances and the role of the Chief Executive Officer, the Company does not have a set policy on whether the same individual should serve as the Chief Executive Officer and the Chairman of the Board of Directors. At different points in time in the Company’s history, the Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, they have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

Prior to the resignation of Scott T. Garrett on September 6, 2010 as the Chief Executive Officer, President and director of the Company, Mr. Garrett served as both the Chief Executive Officer and the Chairman of the Board of Directors. Following Mr. Garrett’s resignation, the Board of Directors appointed J. Robert Hurley as President and Chief Executive Officer while the Board of Directors conducts a search for a successor and appointed Glenn S. Schafer, who was serving as the Lead Independent Director at such time, as the non-executive Chairman of the Board of Directors. Following the resignation of Mr. Garrett, the Board of Directors has been comprised solely of independent directors.

As the non-executive Chairman of the Board of Directors, Mr. Schafer discharges the responsibilities of the Chairman of the Board of Directors in chairing all meetings of the Board of Directors and the responsibilities of the Lead Independent Director in presiding over executive session of the Board of Directors, serving as the liaison between the Board of Directors and the Chief Executive Officer, encouraging and facilitating active participation of all of the directors, and working with the Chief Executive Officer in setting the agenda for each meeting of the Board of Directors.

During the transition period while the Board of Director conducts a search for a successor Chief Executive Officer, the Board of Directors determined that it is in the best interest of the Company to have a Board of Directors comprised entirely of non-management directors and to assign leadership of the Board of Directors to a senior director who previously served as the lead director for the independent directors. In the event that a successor Chief Executive Officer is appointed and elected, the Board of Directors will determine if and when the successor Chief Executive Officer will be nominated to serve on the Board of Directors and if and when such successor Chief Executive Officer will also serve as the Chairman of the Board of Directors.

Board Committees

The Board of Directors has four standing committees to facilitate and assist the Board of Directors in the execution of its responsibilities: the Nominating and Corporate Governance Committee, the Audit and Finance Committee, the Organization and Compensation Committee, and the Quality and Regulatory Committee. All four committees are comprised of independent directors as determined in accordance with the New York Stock Exchange listing standards, and all members of the Audit and Finance Committee satisfies all of the other requirements for audit committee members under the applicable New York Stock Exchange listing standards, including those set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors also has determined that all members of the Audit and Finance Committee are “audit committee financial experts” as defined by applicable Securities and Exchange commission rules and that they meet the financial literacy requirements of the New York Stock Exchange. The charters for the Audit and Finance Committee, the Organization and Compensation Committee, the Nominating and Corporate Governance Committee, and the Quality and Regulatory Committee are available on the Company’s website at www.beckmancoulter.com under “Investor Relations,” “Corporate Governance.”

Nominating and Corporate Governance Committee

Members of the Nominating and Corporate Governance Committee are Peter B. Dervan (Chair), Charles A. Haggerty, and Van B. Honeycutt. Pursuant to its charter, which charter was amended and restated in 2010 and posted on our website at www.beckmancoulter.com, this committee’s general responsibilities include:

•	Developing criteria to determine the qualifications and appropriate tenure of directors;

•	Reviewing such qualifications and making recommendations to the Board of Directors regarding director nominees;

•

Developing and recommending to the Board of Directors standards to be applied in making determinations as to the independence of directors and the qualification to serve on any specific committee of the Board of Directors;

•	Identifying and recommending to the Board of Directors a director qualified to serve as the non-executive Chairman of the Board of Directors or the Lead Independent Director, as applicable;

•	Identifying and recommending to the Board of Directors the directors qualified to serve on the committees of the Board of Directors;

•	Performing board assessment and establishing procedure to exercise oversight over Board of Directors evaluation;

•	Developing and recommending to the Board of Directors the Company’s Corporate Governance Guidelines;

•	Reviewing, considering and making recommendations to the Board of Directors with respect to stockholder proposals;

•	Reviewing and approving related party transactions and evaluating potential conflicts of interests involving directors and executive officers;

•	Periodically reviewing stockholder enhancement provisions in the Company’s certificate of incorporation, amended and restated bylaws and other corporate documents;

•	Considering social, ethical and environmental responsibility and matters of significance in areas related to corporate public affairs; and

•	Overseeing significant matters related to supply chain management of the Company.

Organization and Compensation Committee

The members of the Organization and Compensation Committee are Charles A. Haggerty (Chair), Robert G. Funari and Glenn S. Schafer. Pursuant to its charter, the Organization and Compensation Committee’s responsibilities include:

•	Establishing and reviewing periodically the Company’s executive compensation philosophy;

•	Reviewing and recommending changes to director compensation plans;

•	Reviewing and administering the Company’s compensation policies and plans, including those applicable to executive officers;

•	Making recommendations to the Board of Directors with respect to the Company’s equity and non-equity incentive plans;

•	Approving any new equity incentive plan or any material change to an existing equity incentive plan;

•

Evaluating the performance of the Chief Executive Officer in light of the corporate goals and objectives established by the Organization and Compensation Committee and reviewed by the Board of Directors;

•	Recommending the Chief Executive Officer’s compensation awards to the independent members of the Board of Directors;

•	Overseeing regulatory compliance with respect to compensation matters in consultation with management;

•	Preparing and issuing an annual report to be included in the Company’s annual proxy statement and Annual Report on Form 10-K as required under the Exchange Act;

•	Discussing an annual performance evaluation of the Organization and Compensation Committee with the Board of Directors; and

•	Performing any other activities consistent with the charter.

The Organization and Compensation Committee retains the power to appoint subcommittees, but no subcommittee has been appointed. Our Chief Executive Officer recommends to the Organization and Compensation Committee the salary, annual incentive and long-term incentive compensation levels for other senior officers, including the other named executive officers. In addition, the Organization and Compensation Committee has delegated to the Chief Executive Officer authority to grant equity-based awards under the Company’s stock incentive plans to recipients other than to the Company’s directors, executive officers and other persons covered under Section 16 of the Exchange Act, via an annual long-term incentive grant process and for select use with new hires, promotions and similar personnel actions.

Pursuant to its charter, the Organization and Compensation Committee is authorized to retain an external compensation consultant to assist in the evaluation of the compensation of our senior executive officers (including all of the named executive officers). The Organization and Compensation Committee currently retains Exequity, LLP as its external executive compensation consultant to assist the committee in assessing executive compensation philosophy, programs, policies, and compensation levels by providing information, analysis, and recommendations. The committee is solely responsible for selecting and retaining its compensation consultant and for determining the terms and conditions of the engagement, including fees. The executive compensation consultant reports directly to the Organization and Compensation Committee and takes instructions solely from the committee. The committee has established procedures with its consultant for communicating with the committee and management, and determines whether the consultant’s services are performed objectively and free from the influence of management.

During fiscal year 2010, the Organization and Compensation Committee engaged Exequity to assist it in determining our peer group companies, obtaining and evaluating benchmark data from our peer group and other companies, and making recommendations to the committee regarding the design, administration and oversight of executive compensation programs in light of the competitive market data, legal and regulatory requirements, and industry best practices. In addition, Exequity was engaged to conduct an analysis of the company’s change in control agreements and to conduct a risk assessment of the company’s executive compensation programs. Exequity engages exclusively in executive compensation consulting for the Organization and Compensation Committee; the firm performs no other services for the Company.

Audit and Finance Committee

The Members of the Audit and Finance Committee are Kevin M. Farr (Chair), Susan R. Salka, and Betty Woods. Pursuant to its charter, the Audit and Finance Committee’s general responsibilities include:

•

Overseeing the quality and integrity of the Company’s financial statements, including reviewing reports by the independent auditors, reviewing and discussing with management and with independent auditors the Company’s annual audited financial statements and quarterly financial statements, reviewing and discussing earnings releases and earnings guidance, discussing any major issues regarding accounting principles and financial statement presentations, and reviewing and discussing analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•

Overseeing the independent auditors’ qualification and independence, including engagement of the independent auditors, setting hiring policies for employees or former employees of the independent auditors, and pre-approving all audit and non-audit services of the independent auditors;

•

Overseeing the performance of the independent auditors and the Company’s internal audit function and internal controls, including establishing procedure for receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, discussing the audit plan, reviewing the Company’s evaluation of its system of internal controls, and reviewing with the independent auditor any audit problems or difficulties and management’s responses;

•

Together with the Nominating and Corporate Governance Committee and the Quality and Regulatory Committee, overseeing the Company’s compliance with the legal and regulatory requirements that could have a material effect on the Company’s financial statements or business;

•	Assisting the Board of Directors on corporate finance matters of the Company;

•	Discussing the Company’s policies with respect to risk assessment and risk management;

•	Discussing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	Preparing the annual report of the Audit and Finance Committee for inclusion in the Company’s proxy statement and Annual Report on Form 10-K as required under the Exchange Act; and

•	Providing an avenue of communication among the independent auditors, management, our internal audit department and the Board of Directors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors provides a process for stockholders to communicate directly with any individual director, including the Chairman of the Board of Directors, the Board of Directors as a whole or the non-employee directors as a group. Stockholders may send written communications to our Corporate Secretary at Beckman Coulter, Inc., 250 S. Kraemer Boulevard, Brea, California 92821. Any communications directed to the Board of Directors, the non-employee directors as a group or any individual director from stockholders, employees or other interested parties that concern complaints about our accounting, internal accounting controls or auditing matters will be handled in accordance with procedures adopted by our Audit and Finance Committee. Employees may communicate concerns regarding accounting, internal accounting controls and auditing matters to the Audit and Finance Committee or other matters to the Board of Directors on a confidential and anonymous basis through the Company’s Do the Right Thing compliance communication line. Our Board of Directors has instructed our Corporate Secretary to review all communications so received and to exercise his discretion not to forward to the Board of Directors inappropriate correspondence, such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, complaints or suggestions) and personal grievances. Any director may at any time request our Corporate Secretary to forward any and all communications received by the Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

The authorized capital stock of Beckman Coulter consists of 300,000,000 Shares, par value $0.10 per Share, and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of March 9, 2011, a total of 70,996,430 Shares were issued and outstanding and no shares of preferred stock were issued and outstanding. The Shares constitute the only class of securities of Beckman Coulter outstanding that are entitled to vote at a meeting of stockholders of Beckman Coulter. Each Share entitles the record holder to one vote on all matters submitted to a vote of the stockholders.

The following tables set forth the amount of Shares beneficially owned as of March 9, 2011, the most recent practicable date, unless otherwise indicated, by those persons or entities (or group of affiliated persons or entities) known by management or based on filings with the SEC to beneficially own more than 5% of the outstanding Shares, each director and director nominee of the Company, the named executive officers reported in the “Summary Compensation Table” below and all current directors and executive officers of the Company as a group.

Ownership of Shares by Directors and Executive Officers

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)(3)(4)(5)(6)(#)	Percentage of Shares Beneficially Owned (7)(%)
Non-Employee Directors
Glenn S. Schafer	46,088	*
Peter B. Dervan	58,525	*
Kevin M. Farr	35,521	*
Robert G. Funari	24,591	*
Charles A. Haggerty	53,758	*
Van B. Honeycutt	53,767	*
William N. Kelley	66,801	*
Susan R. Salka	14,755	*
Richard P. Wallace	5,818	*
Lewis T. Williams	5,869	*
Betty Woods	51,964	*
Named Executive Officers
J. Robert Hurley	83,702	*
Charles P. Slacik	90,320	*
Scott C. Atkin	142,607	*
Robert W. Kleinert	95,096	*
Arnold A. Pinkston	140,116	*
Scott T. Garrett	796,699	1.1%
All executive officers and directors as a group (25 persons)	2,138,345	3.0%

*	Less than 1%.
(1)	Unless otherwise indicated, each person’s address is c/o Beckman Coulter, Inc. 250 S. Kraemer Boulevard, Brea, California 92821. If a stockholder holds options or other securities that are exercisable or otherwise convertible into Shares within 60 days of March 9, 2011, we treated the Shares underlying those securities as owned by that stockholder and as outstanding Shares when we calculate the stockholder’s percentage ownership of Shares. Such Shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)

The beneficial ownership of Shares disclosed above include the following Shares that could be purchased by exercise of options on March 9, 2011 or within 60 days thereafter under the Company’s 1998 Incentive Compensation Plan (the “1998 Plan”) and the Company’s 2007 Long-Term Performance Plan (the “2007 Plan”) as applicable: Mr. Schafer (31,580), Mr. Dervan (35,090), Mr. Farr (26,269), Mr. Funari (20,590), Mr. Haggerty (30,090), Mr. Honeycutt (35,090), Mr. Kelley (35,090), Ms. Salka (12,090), Mr. Wallace (4,510), Mr. Williams (4,470), Ms. Woods (33,860), Mr. Hurley (70,840), Mr. Slacik (82,510), Mr. Atkin (104,487), Mr. Kleinert (81,867), Mr. Pinkston (116,267), Mr. Garrett (638,850), and all directors and officers as a group (1,622,713). In addition, the beneficial ownership of Shares disclosed above include the following Shares that generally become payable upon termination of service on a one-to-one basis for the stock units held in, with respect to the directors, the Company’s Deferred Directors’ Fee Program (the “Deferred Fee Program”) and, with respect to the executive officers, the Company’s Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Company’s Executive Restoration Plan (the “Restoration Plan”): Mr. Schafer (14,508), Mr. Dervan (21,654), Mr. Farr (7,752), Mr. Funari (4,001),

Mr. Haggerty (23,668), Mr. Honeycutt (18,677), Mr. Kelley (24,823), Ms. Salka (1,515), Mr. Wallace (1,308), Mr. Williams (1,399), Ms. Woods (18,104), Mr. Hurley (11,201), Mr. Slacik (7,216), Mr. Atkin (13,523), Mr. Kleinert (1,264), Mr. Pinkston (14,376), and all directors and officers as a group (82,202). In addition, the beneficial ownership of Shares disclosed above for Mr. Garrett include 7,798 Shares that he became entitled to receive on a one-to-one basis for the stock units he held in the Deferred Compensation Plan and the Restoration Plan on the date of his retirement from the Company on January 15, 2011.

(3)	Includes Shares held in trust for the benefit of the executive officers under the Savings Plan as of March 9, 2011.
(4)	Excludes restricted share unit awards and performance share unit awards that have not yet vested, except those that will be vested and distributed within 60 days of March 9, 2011.
(5)	Includes, for Mr. Garrett, who resigned as an executive officer of the Company on September 6, 2010 and retired from the Company on January 15, 2011, holdings based on his most recent Form 4 (as adjusted to include the Shares identified in footnote 2 above), and for all other non-employee directors and named executive officers, self-reported holdings.
(6)	Includes Shares purchased by executive officers through the Employee Stock Purchase Plan on February 11, 2011.
(7)	Calculated using the number of outstanding Shares as of March 9, 2011, plus, with respect to each individual or group, the number of Shares the respective individual or group had the right to acquire with the 60 days after March 9, 2011, as indicated in footnotes 1 and 2 above.

Ownership of Shares by Certain Beneficial Owners

We know of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company’s issued and outstanding Shares. The following table shows information reported to us as of March 9, 2011, with percentage of ownership calculated using the number of outstanding shares for voting purposes as of March 9, 2011.

Name and Address of Beneficial Owner	Shares Beneficially Owned (#)		Percentage of Shares Beneficially Owned (%)
BlackRock, Inc.	4,850,961	(1)	6.83%
40 East 52nd Street New York, New York 10022

T. Rowe Price Associates, Inc.	4,680,321	(2)	6.59%
100 E. Pratt Street Baltimore, Maryland 21202

Wellington Management Company, LLP	6,472,761	(3)	9.12%
280 Congress Street Boston, Massachusetts 02210

(1)	Based on the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 2, 2011, BlackRock may be deemed to beneficially own 4,850,961 shares based on its sole power to vote or direct the vote, and dispose or direct the disposition, of such shares.
(2)	Based on the Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 10, 2011, represents shares with respect to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares, including 618,878 shares over which Price Associates possesses sole voting power and 4,680,321 shares over which Price Associates possesses sole dispositive power.
(3)	Based on the Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2011, Wellington may be deemed to beneficially own 6,472,761 shares based on its shared power to vote or direct the vote of 3,050,350 shares and its shared power to dispose or direct the disposition of 6,446,761 shares held of record by clients of Wellington.

EQUITY COMPENSATION PLANS

Equity Compensation Plans Approved by Stockholders

Beckman Coulter currently maintains four equity-based compensation plans that stockholders have approved:

•	2007 Long-Term Performance Plan or “2007 Plan,” which stockholders approved in 2007 and amended in 2009

•	2004 Long-Term Performance Plan or “2004 Plan,” which stockholders approved in 2004

•	1998 Incentive Compensation Plan or “1998 Plan,” which stockholders approved in 1998

•	Employees’ Stock Purchase Plan or “ESPP,” which stockholders most recently approved in 2001

Equity Compensation Plans Not Approved by Stockholders

Beckman Coulter currently maintains five equity-based compensation plans that stockholders have not approved, because stockholder approval of these plans has not been required:

•	Deferred Directors’ Fee Program or “Deferred Fee Program”

•	Executive Deferred Compensation Plan or “Deferred Compensation Plan”

•	Executive Restoration Plan or “Restoration Plan”

•	Beckman Coulter Ireland Inc. Share Participation Scheme or “Ireland Program”

•	Stock Purchase Plan for employees in Japan or “Japan Program”

Deferred Fee Program, Deferred Compensation Plan and Restoration Plan. Under the Deferred Fee Program, a non-employee member of the Board of Directors may elect to defer a percentage of the fees that would otherwise become payable to the director for his or her services on the Board of Directors. Under the Deferred Compensation Plan and the Restoration Plan, a select group of officers and certain other employees may elect to defer compensation that would otherwise become payable to them. Each participant in the Deferred Fee Program or the Deferred Compensation Plan may elect that his or her deferrals be credited in the form of cash or stock units. Beckman Coulter provides Company contributions under the Restoration Plan in the form of additional credits of stock units, generally based on the Company contributions that a participant would have been entitled to under the Company’s qualified retirement plans had certain limits of those plans not applied to the participant. A director may earn up to a 30% premium for deferring his or her fees in the form of stock units under the Deferred Fee Program. A participant in the Deferred Compensation Plan may earn up to a 30% premium for deferring his or her bonus in the form of stock units.

Any premium stock units credited under the Deferred Compensation Plan are subject to a vesting schedule. Stock units accrue dividend equivalents, credited in the form of additional stock units, as dividends are paid by Beckman Coulter on its issued and outstanding Shares. Stock units are bookkeeping entries that, when payable, will be paid in the form of an equivalent number of Shares, except that premium units credited under the Deferred Fee Program on and after April 1, 2004 and dividends attributable thereto are paid in cash. Each participant elects the time and manner of payment (lump sum or installments) of his or her stock units credited under the Deferred Fee Program or the Deferred Compensation Plan. Stock units credited under the Restoration Plan are paid at termination of employment. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under these programs are shares that have been purchased on the open market.

Ireland Program. The Ireland Program provides a means for employees of Beckman Coulter’s Ireland subsidiary (excluding former employees of Olympus’ lab-based diagnostic business) to purchase Beckman Coulter stock. Participants in the Ireland Program are not otherwise eligible to participate in the ESPP. Subject to limits, participants in the Ireland Program decide how much of their bonus and salary they wish to forego to use for the purchase of shares under the program. The purchase price for the shares under the program generally equals the fair market value of the shares at the time of purchase; no discounted purchase price is offered under the program. The program offers certain tax advantages under Ireland tax rules to participants in the program. Shares purchased under the program generally cannot be sold for two years following the purchase of the shares under the program and additional tax benefits may be obtained if the shares are not sold until three years after their acquisition. The Ireland Program is administered by the Board of Directors of Beckman Coulter’s Ireland subsidiary. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under the Ireland Program are shares that have been purchased on the open market.

Japan Program. The Japan Program provides an opportunity for employees of Beckman Coulter’s Japan subsidiary (excluding former employees of Olympus’ lab-based diagnostic business) to purchase Beckman Coulter stock. Participants in the Japan Program are not otherwise eligible to participate in the ESPP. Participants in the Japan Program may contribute up to 10% of their salary for the purchase of stock and may also contribute a portion of their bonus (up to three times the dollar amount of salary contributed by the employee) to purchase Beckman Coulter stock. The Company matches 5% of what the participant contributes. The contributions are accumulated and used to purchase Beckman Coulter stock on a monthly basis at the fair market value of the stock at the time of purchase. The Japan Program is administered by the Company’s Japan subsidiary. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under the Japan Program are shares that have been purchased on the open market.

Summary Table

The following table sets forth, for each of Beckman Coulter’s equity-based compensation plans, the number of Shares subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2010.

Equity Compensation Plan Table

Plan category	Number of Shares to be issued upon exercise of outstanding options and rights (#) (a)		Weighted- average exercise price of outstanding options ($) (b)		Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#) (c)
Equity compensation plans approved by stockholders	5,569,085	(1)	$57.0844	(2)	2,145,505	(3)
Equity compensation plans not approved by stockholders	437,418	(4)	N/A		N/A	(5)
Total	6,006,503		$57.0844		2,145,505

(1)	Of these shares, 1,874,755 were subject to options then outstanding under the 2007 Plan, 2,247,985 were subject to options then outstanding under the 2004 Plan, 745,881 were subject to options then outstanding under the 1998 Plan, 624,011 were subject to stock unit awards then outstanding under the 2007 Plan, 43,935 were subject to stock units and stock awards then outstanding under the 2004 Plan, 2,040 were to be issued upon the payment of stock units credited under the terminated Beckman Coulter Option Gain Deferral Program adopted under the 1998 Plan, 30,190 were subject to stock units credited as Company contributions under deferred compensation arrangements, and 288 were subject to stock units credited as Company-matching shares under the Japan Plan. This table does not reflect 380,013 shares associated with SARs awarded to certain international employees. The SARs have a weighted average exercise price of $61.68 and an average weighted exercise term of 1.50 years.
(2)	This number does not reflect the shares referenced in footnote 1 that will be issued with respect to outstanding stock unit awards granted under the 2004 Plan or the 2007 Plan, that will be issued upon the payment of stock units credited under the Option Gain Deferral Program, that were credited as Company contributions under deferred compensation arrangements that are charged against the share limits of the 2007 Plan, or that were credited as Company-matching shares under the Japan Plan.

(3)	This number of shares is presented after giving effect to purchases under the ESPP for the purchase period that ended December 31, 2010. Of the aggregate number of shares that remained available for future issuance, 1,197,811 were available under the ESPP and 947,694 were available under the 2007 Plan. Shares available for issuance under the 2007 Plan generally may, subject to the applicable plan limits, be used for any type of award authorized under the 2007 Plan including stock options, restricted stock or restricted stock unit awards, stock bonuses, and other awards authorized under the 2007 Plan.
(4)	Reflects an aggregate of 416,916 stock units then credited under the Deferred Director’s Fee Program, the Deferred Compensation Plan (excluding premium and Company matching shares), and the Restoration Plan, an additional 13,906 shares previously purchased under the Ireland Program and held in trust for delivery to the participants who purchased such shares following the satisfaction of the required two-year holding period under the program and 6,596 shares from the Japan Program.
(5)	There is no explicit share limit under the Deferred Fee Program, the Deferred Compensation Plan, the Restoration Plan, the Ireland Program or the Japan Program. The number of shares to be delivered with respect to these programs in the future depends on the levels of fees and compensation that participants elect to defer under the Deferred Fee Program, the Deferred Compensation Plan and the Restoration Plan and the amounts of compensation that participants in the Ireland Program and Japan Program elect to contribute to that program. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under these programs are, except for any shares related to Company contributions, shares that have been purchased on the open market. Any shares related to Company contributions are charged against the share limits of a stockholder-approved equity compensation plan and are included in footnote 1 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has established a policy and certain procedures that must be followed prior to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, by the Company with a related party. Under this policy, the Nominating and Corporate Governance Committee monitors and reviews issues involving potential conflicts of interest involving officers and directors of the Company, including reviewing all related party transactions. When a director or officer becomes aware of a potential conflict of interest or related party transaction, he or she must promptly disclose the potential conflict or transaction to the General Counsel of the Company, who then promptly notifies the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the material facts of any potential conflict or related party transaction and takes any actions it deems appropriate. The Nominating and Corporate Governance Committee reports its findings and recommended actions to the Board of Directors at the next regularly scheduled meeting of the Board of Directors. During 2010, based on written representations from the executive officers and directors of the Company, there were no transactions required to be reported under Item 404(a) of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Directors, officers, and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish us copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors that no other reports were required, we believe that all directors, executive officers and greater than 10% beneficial owners have complied with the reporting requirements of Section 16(a), except that, due to administrative oversight: (i) Scott Atkin filed a Form 5 regarding the vesting of 1,599 and 1,593 performance shares on February 8, 2010, and the vesting of 2,455 performance shares on February 4, 2009; (ii) Carolyn Beaver filed a Form 5 regarding the vesting of 608 performance shares on February 8, 2010 and the vesting of 899 performance shares on February 4, 2009; (iii) Cynthia Collins filed a Form 5 regarding the vesting of 1,765 performance shares on February 8, 2010; (iv) Richard Creager filed a Form 5 regarding the vesting of 1,266 and 1,266 performance shares on February 8,

2010 and the vesting of 1,413 performance shares on February 4, 2009; (v) Paul Glyer filed a Form 5 regarding the vesting of 1,779 and 1,588 performance shares on February 8, 2010 and the vesting of 2,147 performance shares on February 4, 2009; (vi) J. Robert Hurley filed a Form 5 regarding the vesting of 1,899 and 1,582 performance shares on February 8, 2010 and the vesting of 2,621 performance shares on February 4, 2009; (vii) Robert W. Kleinert filed a Form 5 regarding the vesting of 1,613 and 1,709 performance shares on February 8, 2010 and the vesting of 1,876 performance shares on February 4, 2009; (viii) Pamela Miller filed a Form 5 regarding the vesting of 1,583 and 1,456 performance shares on February 8, 2010 and the vesting of 1,047 performance shares on February 4, 2009; (ix) Arnold Pinkston filed a Form 5 regarding the vesting of 1,470 and 1,329 performance shares on February 8, 2010; (x) Charles P. Slacik filed a Form 5 regarding the vesting of 1,688 performance shares on February 8, 2010; and (xi) Clair O’Donovan filed a Form 5 regarding the surrender of 65 and 43 performance shares by her spouse on February 16, 2010 to satisfy certain tax withholding obligations in connection with the vesting of performance shares.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion and analysis of the key elements of compensation for the Company’s Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers, and former Chief Executive Officer as of December 31, 2010. These individuals are referred to as our “named executive officers.” Our named executive officers for 2010 are:

•	J. Robert Hurley, President and Chief Executive Officer

•	Charles P. Slacik, Senior Vice President and Chief Financial Officer

•	Scott C. Atkin, Executive Vice President, Chemistry, Discovery and Instrument Systems Development

•	Robert W. Kleinert, Executive Vice President, Worldwide Commercial Operations

•	Arnold A. Pinkston, Senior Vice President, General Counsel and Secretary

•	Scott T. Garrett, former Chairman of the Board of Directors, President and Chief Executive Officer

See the Schedule 14D-9, under “Item 3—Past Contracts, Transactions, Negotiations and Agreements— Arrangements between the Company and its Executive Officers, Directors and Affiliates” for additional discussion of compensation arrangements with the Company’s executive officers as of February 11, 2011.

Executive Compensation Program Overview

Although the Compensation Discussion and Analysis section focuses on the compensation of our named executive officers, many aspects apply to all executives. The Organization and Compensation Committee of our Board of Directors determines the Company’s executive compensation program. None of the named executive officers are members of the Organization and Compensation Committee. The membership and responsibilities of the Organization and Compensation Committee are described in a preceding section entitled “Organization and Compensation Committee.”

The objectives of our executive compensation program are to:

•	Provide total compensation that attracts and retains an outstanding, diverse executive team

•	Motivate each executive to achieve the Company’s strategic business plan

•	Align executive and stockholder interests by placing emphasis on long-term compensation

•	Reward superior performance with above-market rewards

•	Reinforce a pay-for-performance culture

•	Limit fixed compensation expenses

Compensation Philosophy

Competitive benchmark data is a key consideration in determining executive compensation levels. The Organization and Compensation Committee sets target levels for executives’ total compensation of base pay, annual incentive, long-term incentive, benefits, retirement, and perquisites relative to this data. The current targets are:

Compensation Component	Target
Base Salary	50th% tile
Annual Incentive	50th% tile
Long-Term Incentive	60th% tile
Benefits/Retirement	50th% tile
Perquisites	50th% tile
Total Compensation	50th to 60th% tile

The Organization and Compensation Committee reviews the compensation targets each year to ensure they are aligned with the executive compensation program objectives. Actual executive compensation levels may differ from targeted levels based on performance. For example, the Organization and Compensation Committee has generally structured performance-based incentives to reward superior performance with upper quartile compensation for performance-based incentives and to deliver below-median compensation for performance-based incentives where achievement is below goal. Other factors that influence executive compensation levels are identified below under “Decision-Making Process.”

In structuring the executive compensation program, the Organization and Compensation Committee considers how each component promotes the attraction, performance and retention of executives. The Organization and Compensation Committee reviews the allocation of compensation components regularly to help ensure alignment with strategic and operating goals, competitive market practices and legislative changes. The Organization and Compensation Committee does not apply a specific formula to determine the allocation between cash and non-cash forms of compensation. Certain compensation components, such as base salaries, benefits, and perquisites, are intended primarily to attract and retain qualified executives. Other compensation elements, such as annual and long-term incentive opportunities, are designed to motivate and reward performance. The annual incentive motivates named executive officers to achieve specific operating objectives for the fiscal year. Long-term incentives are intended to reward long-term Company performance and achievement of specific financial goals, and to strongly align named executive officers’ interests with those of stockholders.

Because performance-based compensation plays a significant role in aligning our executives’ interests with our stockholders’ interests, annual incentives and long-term incentives constitute a substantial portion of the named executive officers’ compensation. For 2010, the percentage of named executive officers’ total direct compensation (base salary, target annual incentive and actual long-term incentives based on the grant date fair value of the awards) that was in the form of incentive compensation and therefore at-risk was as follows: Mr. Hurley—67%, Mr. Slacik—72%, Mr. Atkin—73%, Mr. Kleinert—71%, Mr. Pinkston—66%, and Mr. Garrett—83%. This compares to competitive market data where typically 83%, 75%, 72%, 70%, 71%, and 83% of pay is delivered through incentive compensation. The “Summary Compensation Table” below provides detailed information on the compensation paid to each of the named executive officers in 2010.

The Organization and Compensation Committee believes the elements of the Company’s executive compensation program effectively link performance-based compensation to financial goals and stockholder interests without encouraging executives to take unnecessary or excessive risks in the pursuit of those objectives. In addition to the attributes of the Company’s executive compensation program described above, the Organization and Compensation Committee previously adopted a compensation recoupment policy that further discourages executives to take unnecessary or excessive risks. See “Recoupment Policy” below for a description of this policy.

Named executive officers can participate in deferred compensation and retirement plans. The Company provides severance benefits if a named executive officer’s employment terminates under certain circumstances. These provisions are described later in this section.

Role of the Compensation Consultant. The Organization and Compensation Committee has retained Exequity as its external executive compensation consultant effective August 2010 to assist the Organization and Compensation Committee in assessing executive compensation philosophy, programs, policies, and compensation levels for 2010. The Organization and Compensation Committee is responsible for retaining its compensation consultant and for determining the terms and conditions of the engagement, including fees. The Organization and Compensation Committee performs an annual review to evaluate the consultant’s effectiveness as an advisor and provides ongoing feedback to ensure an appropriate and effective working relationship. The Organization and Compensation Committee has established procedures with its consultant for communicating with the Organization and Compensation Committee and management and determines whether the consultant’s services are performed objectively and free from the influence of management. The executive compensation consultant reports directly to the Organization and Compensation Committee and takes instructions solely from the Organization and Compensation Committee. The consultant also speaks separately with the Organization and Compensation Committee chair between meetings, as necessary or desired. The Organization and Compensation Committee chair pre-approves all Exequity assignments, including the nature, scope and fees of those assignments. Exequity engages exclusively in executive compensation consulting for the Organization and Compensation Committee; the firm has never and does not currently perform any other services for the Company.

Towers Watson provided executive compensation consulting services to the Organization and Compensation Committee from January to July 2010 and the fees associated with these services were approximately $75,000. The Organization and Compensation Committee chair pre-approved all Towers Watson engagements, including the nature, scope, and fees for assignments. The total amount of fees for all other services provided by Towers Watson in 2010, including plan management, financial analysis, wellness program consulting and communication services, was approximately $467,000. The total amount of fees paid by the Company to Towers Watson for services during 2010 was approximately $542,000.

During the first half of 2010, the Organization and Compensation Committee examined the steps and safeguards Towers Watson takes to ensure that its executive compensation consulting services are objective, including:

•	The individuals providing executive compensation consulting services to the Organization and Compensation Committee are not personally involved in other services Towers Watson provides to the Company

•	Other services are provided under a separate contractual arrangement and without the knowledge or participation of the executive compensation consultant

•

The individuals providing executive compensation consulting services to the Organization and Compensation Committee do not share information about the specific work being performed on behalf of the Organization and Compensation Committee with other Towers Watson staff providing consulting assistance in other areas, except for information essential to work being performed under the direction of the Organization and Compensation Committee

•

The individuals providing executive compensation consulting services to the Organization and Compensation Committee are not directly compensated for the total revenues that Towers Watson generates from the Company nor would their compensation be directly affected if the Company decided to no longer use Towers Watson’s services in other areas

•	The executive compensation consultant is not the client relationship manager on services provided to the Company

Benchmarking and Peer Group. Compensation actions taken in first quarter 2010 for named executive officers, such as base salary adjustments and long-term incentive awards, took into account benchmarking information provided by Towers Watson in the third quarter 2009. The Organization and Compensation Committee reviewed total direct compensation (base salary, target annual incentives, and long-term incentive award opportunities) for the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, as reported in the proxies filed by the Company’s 2009 peer group. Using data from nationally recognized surveys, the Organization and Compensation Committee also reviewed total direct compensation for the Company’s top five executive officers. At that time, the peer group was comprised of the following ten companies:

• Agilent Technologies, Inc. • Becton, Dickinson & Company. • C.R. Bard, Inc. • Genzyme Corporation • Hospira, Inc.	• Life Technologies Corporation • PerkinElmer, Inc. • Quest Diagnostics, Inc. • Sigma-Aldrich Corporation • St. Jude Medical, Inc.

In late 2010, using information obtained and analyzed by Exequity, the Organization and Compensation Committee reviewed a similar measure of total direct compensation (base salary, target annual incentives and long-term incentive award opportunities) for the same top five highest paid executives reviewed in 2009, as reported in the proxies filed by the Company’s 2010 peer group (as described below) and using data from a nationally recognized survey. The Organization and Compensation Committee also reviewed total compensation survey data for twelve other top executive positions, using data from nationally recognized surveys as identified below.

In 2010, the Organization and Compensation Committee asked Exequity to review the peer group used by the Organization and Compensation Committee as one of its sources for determining executive pay levels. The Organization and Compensation Committee’s objectives were to ensure the number of companies included in the peer group provided a representative sample of market practices, and the companies themselves were reflective of the company’s strategy, size, business mix, growth areas, business competitors, and sources of executive talent. A list of potential peer companies was first screened by Exequity using the Global Industry Classification Code for health care equipment and services. Companies were further filtered on the basis of similar revenue size and market capitalization. The revenue size parameters range from about one-third to three times the Company’s revenue and market capitalization. A number of companies were excluded based on the nature of their business, such as hospitals, medical facility operators, distributors, and insurance plan administrators. Based primarily on business segment and size, the Organization and Compensation Committee selected a revised peer group. The peer group is currently comprised of the following 17 companies:

•    Agilent Technologies, Inc.

•    Alere Inc.

•    C.R. Bard, Inc.

•    Boston Scientific Corporation

•    Carefusion Corporation

•    Edwards Lifesciences Corporation

•    Hologic Inc.

•    Hospira, Inc.

•    Kinetic Concepts, Inc.

• Life Technologies Corporation • PerkinElmer, Inc. • Quest Diagnostics, Inc. • St. Jude Medical, Inc. • Steris Corporation • Teleflex, Inc. • Varian Medical Systems, Inc. • Zimmer Holdings, Inc.

The Organization and Compensation Committee believes these peer group companies provide a broad, but reasonable, range of companies for comparison. Some of these companies are in the line of business index shown on the performance graph included in Item 5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”). The Company’s 2010 revenues were $3.7 billion with a year-end market capitalization of $5.2 billion. The results of the 2010 peer group analysis revealed that, as of July 2010, the peer group had a median revenue of $2.5 billion, (ranging from $1.3 to $8.0 billion), and median market capitalization of $6.7 billion (ranging from $1.9 billion to $12.0 billion). Beckman Coulter falls between the 25th and 75th percentiles of this peer group in terms of revenue, market capitalization, and net income. When comparing the 2010 peer group to the 2009 peer group, seven companies remained, ten were added, and three removed. The companies added were Alere, Boston Scientific, Carefusion, Edwards Lifesciences, Hologic, Kinetic, Steris, Teleflex, Varian, and Zimmer. Companies discontinued were Becton Dickinson, Genzyme, and Sigma Aldrich.

Peer group data is a key source of information reviewed by the Organization and Compensation Committee. The Organization and Compensation Committee also reviews general survey data provided by Exequity. In 2010, Exequity utilized data from two nationally recognized published surveys in the life sciences and general industry segments to help benchmark base salary, annual incentives and long term incentives. These surveys were the SIRS Executive Survey and the Towers Watson Executive Compensation Database. These surveys represent about 100 and 800 companies, respectively. The surveys were selected because they are conducted by well-established survey firms with robust participation. The consultant uses survey data subsets appropriate to the size of the company unit and responsibility scope of the position.

Decision-Making Process. The Organization and Compensation Committee has the discretion to set compensation for executives at levels that differ from target compensation levels identified above. The Organization and Compensation Committee believes the peer group and survey data analyses described above provide meaningful data to determine competitive compensation levels for each executive officer. As in prior years, when the Organization and Compensation Committee considered its compensation decisions for 2010, it deliberated using a number of factors, including its compensation philosophy, the annual review of competitive data, the estimated value of the total direct compensation program for top executives, analysis provided by Towers Watson and Exequity, Company performance, internal equity assessments, global economic conditions, individual performance and, where applicable, the Chief Executive Officer’s recommendations. The Organization and Compensation Committee also weighed the effect of changes to one component on other components.

A key component of compensation decisions for individual executives was an assessment of each executive’s performance and potential, as well as retention considerations. More specifically, those individual assessments consider scope of job responsibilities, individual accomplishments, unique expertise, demonstrated leadership, long-term potential and the importance of retaining the executive. The starting point for individual decisions is the executive’s current compensation arrangement, and decisions were made within the parameters of internal compensation expense budgets. The independent directors of the Board of Directors conduct a formal performance review of the Chief Executive Officer, which includes an assessment of strategic, financial, operational and individual accomplishments. The results of this assessment are used by the independent directors to determine compensation awards for the Chief Executive Officer.

The Chief Executive Officer makes compensation recommendations for named executive officers (other than himself) and other senior executives. He actively participates in the annual executive compensation assessment of the other named executive officers. The Chief Executive Officer does not attend executive sessions of the Board of Directors where his own compensation is being determined.

Current Executive Compensation Program Elements

Base Salary. The primary purpose of base salary is to compensate the executive for the estimated market value of his or her position, and the responsibilities of that position in comparison with other positions in the Company. The Organization and Compensation Committee targets base salary levels for executive positions at the 50th percentile for comparable positions within the benchmarking studies and exercises judgment in determining actual base salary levels. Consistent with the Organization and Compensation Committee’s emphasis on incentive-based compensation, base salary represents about one-third or less of the target total compensation for a named executive officer.

The named executive officers do not have employment agreements or other contractual rights to a fixed base salary. Instead, base salary levels for each position are established by the Organization and Compensation Committee (and, for the Chief Executive Officer, by the independent directors of the Board of Directors). The Organization and Compensation Committee considers several factors when establishing base salary levels, including the scope of the executive’s responsibility, the value of the position to the Company, the current base salary level as compared to the benchmark study results, the executive’s contributions and internal pay relationships. The Organization and Compensation Committee considers these factors generally and does not assign any particular weight to any one factor. Executive base salary is reviewed annually, as well as at the time of a promotion or other material change in responsibilities, and increases may be awarded based on an evaluation of the factors listed above.

2010 Base Salaries. In February 2010, the Organization and Compensation Committee approved pay increases for the named executive officers other than the Chief Executive Officer, whose increase was approved by the independent directors. Messrs. Slacik, Kleinert, Pinkston and Garrett, received increases of 5%, 3%, 3% and 4%, respectively. Mr. Atkin, who was promoted to the position of Executive Vice President in January 2010, received a 19% promotional increase. Mr. Hurley received a 3% increase in February 2010 in his former role as Senior Vice President Human Resources and Chairman of Beckman Japan. When Mr. Hurley was named President and Chief Executive Officer in September 2010, his salary was increased from $367,800 to $800,000 in recognition of the major increase in responsibility and to maintain an appropriate level of competitiveness with our peer group.

Analysis. The October 2010 total compensation benchmarking study, conducted by the Organization and Compensation Committee’s external compensation consultant, reported base salary levels for the 17 executive positions studied at about the 50th percentile of the benchmark data. The base salaries for Messrs. Hurley, Slacik, Atkin, Kleinert and Pinkston were -16%, +1%, -4%, -1% and +4%, respectively, relative to estimated market medians at the time of the study; Mr. Garrett was not part of this analysis given his change in role effective September 2010. The Organization and Compensation Committee views the current base salary levels of the named executive officers and the other executive officers in aggregate as appropriate in view of competitive practices. The base salary that was paid to each named executive officer for 2010 is reported in column (c) of the “Summary Compensation Table” below.

No salary increase was granted to any named executive officer nor any member of the Chief Executive Officer’s leadership team in early 2011.

Annual Incentive Compensation. The Organization and Compensation Committee targets annual incentive compensation for named executive officers at the 50th percentile for comparable executives within the benchmark studies. Based on company performance, actual incentive awards paid to named executive officers in any given year may differ substantially from our target levels or those paid to comparable officers at the peer group companies. The Organization and Compensation Committee has structured the annual incentive plan with the philosophy that when the Company achieves superior performance against its operating plans and peer group companies, annual incentive awards should reflect upper quartile pay. Similarly, if Company performance is below target, awards should be below benchmark median levels.

The Company’s ongoing practice is to make named executive officers eligible for an annual incentive award under the Company’s Management Incentive Plan, which is intended to satisfy the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code. None of the named executive officers has an employment agreement or other contractual right to a fixed or target bonus for any given year. A target award opportunity, expressed as a percentage of base salary, is established for each named executive officer under the plan based on the executive’s position, scope of responsibilities and the bonus opportunities awarded to comparable executives as determined by analysis of the peer group companies and benchmark studies. Awards under the plan may be paid in cash or equity, at the Company’s discretion. Awards have historically been paid in cash.

2010 Analysis. In 2010, the target bonus opportunities were:

Position	2010 Target Bonus
CEO	120%
CFO	80%
Executive VP	80%
Group VP	70%
Senior VP	65%

The 2010 threshold, target, and maximum bonus amounts for the named executive officers are found in the “2010 Grants of Plan-Based Awards” table below.

As in the past, annual incentive compensation awarded under the Management Incentive Plan is directly tied to key financial and non-financial performance measures. These goals align with the Company’s strategic and financial plans, which the Board of Directors reviews and approves. In setting the goals for the plan each year, the Organization and Compensation Committee considers, among other factors, returns to stockholders, investor expectations, business climate, competitor performance, historical performance of the Company, the unique business of each operating unit and capital requirements.

Performance measures and goals are established and communicated to participants early in the annual performance period. Goals are not adjusted during the year, except, at the Organization and Compensation Committee’s discretion, in the event of certain extraordinary, non-recurring transactions affecting the Company, such as a merger or divestiture. No changes were made to the 2010 performance goals after they were established.

For 2010, the Organization and Compensation Committee approved the following financial performance measures, weightings and goals:

2010 Annual Incentive—Financial Performance Measures
Performance Measure	Weighting	2010 Goal vs. 2009 Actual
Adjusted Earnings Per Share (EPS)	Performance gate	Meet or exceed 2009 EPS to fund awards
Recurring Revenue	50%	+14.5% in constant currency
Adjusted Operating Income	50%	+21.5% in constant currency

The Organization and Compensation Committee believes these three measures were key indicators of company performance for 2010. The weightings indicate the relative importance of achieving each goal. EPS is an indicator of profitability that is the single most important factor in determining the Company’s share price. If an absolute EPS number is not achieved, the plan will not be funded. If the EPS number is met or exceeded, then the plan may be funded based on the results relative to goals for two, equally weighted performance measures: recurring revenue growth and adjusted operating income growth. These measures are consistent with the Company’s strategic direction and are highly correlated to increases in total stockholder return. EPS and adjusted operating income reflect adjustments described below under “Adjustments for Performance-Based Compensation.” Recurring revenue growth is a measure of the Company’s ability to consistently grow customer demand for products and services over time. Adjusted operating income growth is an important indicator that the Company is delivering a reasonable return to stockholders and a measure of the company’s overall health. The targets for adjusted operating income growth and recurring revenue growth reflected the impact of the Olympus acquisition and growth expectations for the core business. Recurring revenue growth and adjusted operating income growth are measured in constant currency, which is a way of expressing financial goals and results that neutralizes the effects of currency exchange rate fluctuations. Since about 50% of revenue is generated abroad, using constant currency focuses attention on real growth rates. The Company’s 2010 performance goals were intended to be challenging, but achievable with significant effort in the context of challenging business conditions and the global economic recession.

Under the Management Incentive Plan, threshold, target and maximum performance levels are established for each performance measure. EPS serves as an overriding performance threshold, meaning achievement below the EPS performance measure threshold results in 0% of the award pool being funded. In the event that the EPS performance measure is met, actual funding depends on the achievement of the recurring revenue growth and adjusted operating income growth performance measures, subject to negative discretion by the Organization and Compensation Committee and subject to maximum funding of 150% of the target funding in the aggregate.

As in prior years, individual objectives also were established for 2010 for each named executive officer in the general areas of strategic planning, financial performance, operational excellence, talent management and customer satisfaction. Progress against these goals was reviewed twice a year by the Chief Executive Officer with the other named executive officers. The Chief Executive Officer reviewed his goals quarterly with the Board of Directors. The Organization and Compensation Committee reviewed each executive’s performance and potential as part of a formal talent review and adjusted the amount of that executive’s annual incentive based on its assessment of the executive’s achievement of individual objectives. Although there were pockets of success in 2010, overall the Company fell short of its financial goals for recurring revenue growth and operating income growth. Shown below is the actual performance for 2010 as compared to the performance goals:

Measure	Gate	Threshold	Target	Maximum	Actual
Adjusted Earnings per Share	$3.90	—	—	—	$3.90
Recurring Revenue*	—	+10.0%	+14.5%	+15.9%	11.7%
Adjusted Operating Income*	—	+18.2%	+21.5%	+23.1%	8.9%

*	in constant currency

Based on these financial results for 2010, the Company met the Adjusted Earnings Per Share performance gate of $3.90 per share, partially met the Recurring Revenue growth goals, and did not meet the Operating Income growth goal. Consequently, the Management Incentive Plan was funded at 22% of target for 2010.

Because senior management is ultimately accountable for the Company’s 2010 results, Chief Executive Officer J. Robert Hurley recommended that no bonuses be paid to senior executives. The Organization and Compensation Committee and the Board of Directors determined that no bonuses would be paid to the Chief Executive Officer or any member of his leadership team for 2010, including named executive officers.

Over the past five years, the Company’s overall annual incentive compensation payout percentage for all eligible participants in the MIP has ranged from 22% to 97%, with an average of 71%. When each factor is weighted and results are summarized, the Company’s overall performance and annual payout percentages have been as follows:

Performance Period	Overall Performance Level	Overall Payout Level
2010	Below Target	22%
2009	Near Target	70%(1)
2008	Below Target	75%
2007	Near Target	97%
2006	Near Target	90%

(1)	95% for MIP participants who were not eligible for long-term incentive awards.

Long-Term Incentives

Long-term incentives in the form of stock-based awards encourage long-term decision-making and strongly align the interests of executives and stockholders. The Organization and Compensation Committee believes a substantial portion of executives’ total compensation should consist of stock-based awards, and it targets long-term equity compensation for named executive officers at the 60th percentile for comparable executive positions based on the benchmark data. (The value actually realized with respect to stock-based awards will depend on the Company’s achievement of goals and stock price performance-based return.)

The Organization and Compensation Committee makes equity grants to named executive officers with a weighting of 40% stock options, 30% restricted stock units and 30% performance shares. This weighting, which is based on the estimated value of awards on the date of grant, is reviewed each year to ensure it is well-aligned with the Organization and Compensation Committee’s compensation philosophy and with business objectives. The Organization and Compensation Committee uses stock options to focus executives’ attention on increasing stock price. Restricted stock units encourage stock ownership and, through forfeiture provisions, strengthen retention. Performance shares focus executives’ efforts on multi-year goals tied to the Company’s long-term growth strategy. Newly hired executive officers are granted generally a mix of long-term incentive awards in the form of stock options and restricted stock units.

The Organization and Compensation Committee exercises judgment in determining the levels of annual equity grants, considering the competitiveness of grants relative to comparable positions within the benchmark data, relative job responsibilities, an executive’s target cash and total compensation levels and an assessment of each executive’s performance and potential, as well as retention considerations.

Additional factors considered by the Organization and Compensation Committee to determine the size, frequency and type of long-term incentive grants include accounting impact, tax consequences, potential dilutive effects and potential future stock values. The Organization and Compensation Committee determines and recommends to the independent directors of the Board of Directors the size of awards to be granted to the Chief Executive Officer. The Organization and Compensation Committee, based on recommendations from the Chief Executive Officer, determines the size of awards for the other named executive officers.

Analysis. In late 2009, the Organization and Compensation Committee examined the Company’s granting practices against the 2009 benchmark market data provided by Towers Watson to determine the competitiveness of executives’ long-term incentives. Annualized long-term incentive award values from the proxy statements of the peer group companies and two general industry surveys were used to determine the benchmark data. All awards were valued using Statement of Financial Standards (“SFAS”) 123(R) Share-Based Payment (“SFAS 123(R)”) (now FASB ASC Topic 718) assumptions in effect at that time. The analysis showed the Company at about the 60th percentile of competitive practice, in line with the Company’s target for long-term incentive awards.

The long-term incentive awards granted to the named executive officers on January 7, 2010 were comparable to levels for the prior year based on grant-date values. Based on estimated value at time of grant, the 2010 awards compare to the 2009 awards as follows: Mr. Hurley +13%, Mr. Slacik +42%, Mr. Atkin +14%, Mr. Kleinert +18%, Mr. Pinkston + 12% and Mr. Garrett -13%. The 2010 equity awards, as determined by the Organization and Compensation Committee on the basis of the above factors, resulted in grants that were about 75th percentile for Mr. Hurley, 60th percentile for Mr. Slacik, 75th percentile for Mr. Atkin, 55th percentile for Mr. Kleinert, 55th percentile for Mr. Pinkston, and 75th percentile for Mr. Garrett, according to the 2010 survey data. Additional details of 2010 awards are found in the “2010 Grants of Plan-Based Awards” table and the accompanying narrative.

Stock Options. Options are granted with an exercise price equal to the fair market value of Shares based on the closing price on the grant date. Named executive officers will only realize value on their options if the stock price rises. Stock options also function as a retention incentive, as they generally vest 25% per year over four years and expire seven years after the date of grant. The basic terms of these options are described below under “2010 Grants of Plan-Based Awards—Equity Incentive Awards.”

Restricted Stock Units. A restricted stock unit represents a right to receive one Share if the applicable vesting requirements are satisfied. The restricted stock units granted to named executive officers during 2010 generally vest 25% per year over four years. As such, they also serve as a long-term retention tool. The basic terms of these restricted stock unit grants are described below under “2010 Grants of Plan-Based Awards—Equity Incentive Awards.”

Performance Shares. Since 2006, the Organization and Compensation Committee has granted long-term incentive awards to named executive officers in the form of performance shares denominated in restricted stock units. Performance shares were introduced to increase executives’ focus on the Company’s long-term performance. A performance share represents a contractual right to receive one Share if the applicable performance requirements established by the Organization and Compensation Committee are satisfied. Performance shares are granted early in the calendar year and become eligible to vest on the third anniversary of the grant date, provided the Company achieves the specified multi-year performance goal. If the threshold is not met or exceeded, performance shares will not vest and will be immediately forfeited. If a named executive officer’s employment terminates prior to the third anniversary of the grant date for any reason other than retirement or total disability, the performance shares will be forfeited immediately. The basic terms of these performance share grants are described below under “2010 Grants of Plan-Based Awards—Equity Incentive Awards.”

As previously disclosed, the performance shares granted in years 2006 through 2008 have fully vested, as cumulative free cash flow targets for each performance period were met or exceeded, as disclosed in our Proxy Statement for the 2010 Annual Meeting of Stockholders.

For performance shares granted in 2009 and 2010, performance relative to three-year goals for return on invested capital (ROIC), along with operating cash flow, determine vesting. Both performance measures are equally weighted, and three-year goals have been established for each measure at threshold, target, and maximum levels of performance. Target levels of performance represent improvement over previous targets or levels of achievement. The Organization and Compensation Committee believes it is likely that the threshold levels for each performance measure will be attained; if the Company achieves favorable results, the Organization and Compensation Committee believes it is likely the target levels for each performance measure will be attained.

Recoupment Policy

The Organization and Compensation Committee formally adopted a Policy on Recoupment of Compensation in 2008 to help ensure executives act in the best interests of the Company and its stockholders. The policy requires the named executive officers, other Section 16 reporting individuals and corporate vice presidents to repay or return cash bonuses and long term incentives granted after the policy’s effective date if the Company issues a material restatement of its financial statements and where the restatement was caused by the individual’s intentional misconduct. The Organization and Compensation Committee will take all relevant factors into account and exercise business judgment to determine any appropriate amounts to recoup and has the discretion to determine the timing and form of recoupment.

Adjustments for Performance-Based Compensation

Under the terms of the Long-Term Performance Plan, the Management Incentive Plan and the long-term incentive awards subject to performance-based vesting requirements, the Organization and Compensation Committee may adjust applicable performance measures, goals and results if it determines the adjustment is necessary or advisable to preserve the integrity of the award. For example, adjustments may be made to reflect the impact of acquisitions or divestitures on the Company’s operating income or increases in pension plan funding requirements on its free cash flow. The Organization and Compensation Committee believes it is appropriate to have the flexibility to make such adjustments, so management may make strategic decisions that it believes are in the best interests of the Company and stockholders without undue concern about the impact of those decisions on their compensation arrangements. For 2010, the Organization and Compensation Committee decided to exclude restructuring and acquisition-related costs, Olympus Diagnostic Systems intangible asset amortization, a fair value adjustment related to inventory, and the write off of deferred taxes related to the Medicare subsidy. As is typically the case, the adjustments approved by the Organization and Compensation Committee for 2010 with respect to management bonuses and employees performance share awards align with those approved by the Audit and Finance Committee and reflected and discussed in “Supplemental Information—Non-GAAP Measures” in Item 7 of the 2010 10-K, as adjusted to constant currency.

Retirement and Deferred Compensation Plans; Perquisites and Other Personal Benefits

Retirement Plans. The Company’s retirement plans provide post-employment retirement income to executives and other employees, assisting them to meet their future financial needs. The retirement plans for the Company’s executives are designed in combination to attract and retain executives as key components of a competitive total compensation package. Benefits under the qualified and nonqualified retirement plans are not directly tied to specific Company performance, although the value of benefits under the plans denominated in stock units will depend on the Company’s performance.

Retirement plans provided by the Company include a tax-qualified defined contribution plan and the Savings Plan (the “401(k) Plan”). Named executive officers employed prior to 2006 participate in a tax-qualified defined benefit pension plan (the “Pension Plan”). However, benefit accruals ceased effective December 31, 2006 for any participant whose date of birth was on or after January 1, 1967 or who had not completed at least five full years of credit service under the plan as of December 31, 2006. Additional details are provided below in the “2010 Pension Benefits” table.

Employees (including named executive officers) hired in 2006 and after do not participate in the Pension Plan. Instead, they, and participants whose accruals under the Pension Plan were frozen, participate in and are credited with Company contributions under a second defined contribution plan, called the Retirement Account Plan. The Company’s objectives in introducing the Retirement Account Plan were to achieve greater predictability in retirement costs, to attract and retain qualified employees, and to help achieve business objectives.

Named executive officers may elect to participate in the Company’s Executive Restoration Plan, a non-qualified plan. The Executive Restoration Plan provides retirement benefits that otherwise would have been provided under the 401(k) Plan and the Retirement Account Plan, except for the contribution and benefits limits imposed by the Internal Revenue Code. Named executive officers eligible to participate in the Pension Plan were also previously eligible to receive benefits under the Supplemental Pension Plan, which is a non-qualified plan that provided benefits that otherwise would have been provided under the Pension Plan but for benefits limited under the Internal Revenue Code.

The “2010 Pension Benefits” table and related narrative section “Pension and Other Retirement Plans” below describe the Company’s Pension Plan and Supplemental Pension Plan benefits. The “2010 Nonqualified Deferred Compensation” table and related narrative section “Nonqualified Deferred Compensation Plans” below describe the Company’s Executive Restoration Plan.

Deferred Compensation Plan. Named executive officers and other key employees of the Company may participate in the Company’s Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan allows a participant to voluntarily defer until a future date between 10% and 70% of base salary earned and between 5% and 80% of bonuses earned in the form of cash or stock units. For each deferral of a bonus to a stock unit account, the executive’s stock unit account will be increased by a percentage of the amount of the deferral based on the percentage of the executive’s bonus deferred into the stock unit account. The “Nonqualified Deferred Compensation” table and related narrative section “2010 Nonqualified Deferred Compensation Plans” below describe the Company’s Executive Deferred Compensation Plan.

Perquisites and Other Personal Benefits. The Company provides limited executive perquisites and personal benefits that are at or below market levels. The Organization and Compensation Committee reviews these benefits on a regular basis. Effective 2010, an annual lump-sum payment called a perquisite allowance is paid to the Chief Executive Officer and his direct reports to cover out-of-pocket expenses incurred by the individual for services such as tax preparation, financial planning, and estate planning. The amount of the annual perquisite allowance is $25,000 for the Chief Executive Officer and $15,000 for each of his direct reports. The Company does not provide loans to executives; it does not own, lease or charter corporate aircraft; executives are not provided company cars or car allowances; and executives are not reimbursed for club memberships. Perquisites and other personal benefits provided to named executive officers in 2010 are reported in column (i) of the “Summary Compensation Table” and are further described in footnote 6 to that table.

Benchmarking Benefits. The Company’s philosophy is to target benefits for executives at the 50th percentile for the Company’s peer group. Because the financial value of company-provided benefits is minimal relative to executives’ total direct compensation, the 2010 executive compensation benchmarking study did not include estimated benefits values.

Severance and Other Benefits upon Termination of Employment or Change in Control

The Organization and Compensation Committee believes severance protections are an important part of an executive’s total compensation package and play a valuable role in attracting and retaining key executive officers. In the event of a change in control, these protections are particularly important to ensure a smooth transition of management and to protect stockholders’ interests during the transition period. The Company provides these severance protections for named executive officers through its Separation Pay Plan and through change in control agreements.

Termination of Employment. The Organization and Compensation Committee’s position is that severance protections are only appropriate if a named executive officer’s employment is involuntarily terminated by the Company as a result of a layoff. The Organization and Compensation Committee has determined that providing named executive officers severance protections in such circumstances is appropriate in light of their positions within the Company and as part of their overall compensation package. These severance benefits reflect that it may be difficult for named executive officers to find comparable employment for a period of time following termination. Severance protections outside of a change in control context are provided to named executive officers and other employees of the Company through its Separation Pay Plan. Specifically, the plan provides for certain severance benefits in the event a named executive officer’s employment is terminated by the Company at the request of the Board of Directors or by the Chief Executive Officer, with the support of the Board of Directors. The plan does not provide for severance benefits if the named executive officer’s employment is terminated under any other circumstances, including for cause.

In the event of a qualifying termination of employment, named executive officers (other than the Chief Executive Officer) are entitled to a benefit under the Separation Pay Plan equal to two times their monthly base rate of compensation for each full year of service with the Company. Without regard to length of service, the minimum and maximum amounts of this benefit are six and eighteen months, respectively, of an eligible named executive officer’s base pay. The Chief Executive Officer’s benefit is equal to three times his monthly base rate of compensation for each full year of service, with minimum and maximum amounts of nine and twenty-four months, respectively, of his base pay. Any separation payments to executives are contingent upon execution of a general release of claims, a non-compete/solicit agreement, and irrevocable resignation from the Board of Directors or similar position with the Company. Benefits will be paid in the form of salary continuation payments following a named executive officer’s termination of employment. See “Potential Payments on Termination or Change in Control” for more information specific to the named executive officers.

The Organization and Compensation Committee considers the inter-relationship of the potential payouts and terms and conditions under this program in combination with decisions it makes regarding incentive awards and other aspects of the executives’ total compensation package.

Change in Control. The Organization and Compensation Committee believes the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the named executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage named executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Organization and Compensation Committee provides named executive officers with appropriate severance benefits through change in control agreements if their employment is terminated by the Company without cause, or by the executive for a “good reason” the Organization and Compensation Committee believes justifies the payment of severance, within two years following a change in control of the Company.

Changes in 2010. To maintain competitiveness with evolving corporate practices, the Organization and Compensation Committee eliminated the “gross up” protection against excise taxes for any new change in control agreements and replace it with an “alternative cap” calculation; in addition, the gross-up protection under current change in control agreements under which each of the named executive officers is a party is scheduled to be eliminated effective January 1, 2012. Under the alternative cap, the executive receives the better of, on an after-tax basis: unreduced change in control payments (and must pay excise tax on his/her own), or payments reduced below the level at which an excise tax would be imposed. These modifications to change in control agreements may significantly reduce the benefit levels payable under these agreements and reduce the associated cost to the company.

The Organization and Compensation Committee believes the severance benefits described below in the “Potential Payments upon Termination or Change in Control” table provide named executive officers with reasonable financial and personal security during a transitional period when the likelihood of unemployment is high.

Stock Ownership Program

To further align the interests of management and the Board of Directors with the interests of our stockholders, the Board of Directors has set guidelines for named executive officers, other key executives and directors to acquire and retain a certain stock ownership level of Shares (including stock units held in the Company’s retirement plans) equal to a specified multiple of compensation. The required multiple for the Chief Executive Officer is five times base salary; the required multiple for the other named executive officers is three times base salary. The goal is for executives to meet the stock ownership guidelines within five years of appointment to the level of Senior Vice President or above. The Organization and Compensation Committee reviews annually the guidelines to help ensure they continue to be reasonable and competitive and the progress toward ownership goals. As of January 2011, all named executive officers except Mr. Hurley had met or exceeded their ownership guidelines. Mr. Hurley had met his goal of three times base salary as Senior Vice President, and is well on track to meet his new goal of five times salary as Chief Executive Officer. Mr. Garrett is no longer subject to the stock ownership guidelines.

Tax and Accounting Considerations

In evaluating the compensation structure and program designs, the Organization and Compensation Committee considers tax and accounting treatment, balancing their effects on individuals and the Company. Internal Revenue Code Section 162(m) places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to our Chief Executive Officer and certain of our other most highly compensated executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Company’s annual incentive compensation program and long-term incentive awards to named executive officers (other than time-based restricted stock unit awards) are made under a stockholder-approved plan and are intended to satisfy the requirements of Section 162(m). In accordance with its stated objectives, the Organization and Compensation Committee will consider the appropriate balance with tax deductibility levels, but will not be limited by Section 162(m), as it determines executive compensation strategy and its implementation.

Equity Granting Policy

The Company does not time the grant of its equity awards based on current stock price or material non-public information. Equity awards to employees and members of the Board of Directors are normally granted when the Organization and Compensation Committee meets on the first Thursday in January of each year. Grants awarded outside of the annual grant process, such as those associated with a new hire or promotion, are issued on the first Monday of the month following the month in which the employee commences employment or is promoted. Named executive officers do not have the discretion to set grant dates for any awards.

The Organization and Compensation Committee has delegated to the Chief Executive Officer authority to grant equity-based awards under the Company’s stock incentive plans to individuals other than to the Company’s directors, executive officers and other persons covered under Section 16 of the Exchange Act, for select use with new hires, promotions and other personnel matters. Any grants made by the Chief Executive Officer are subject to the policies regarding the timing of equity grants described above.

Advisory Vote on Executive Compensation

The Company has not previously conducted an advisory vote of the stockholders on executive compensation.

Conclusion

The Organization and Compensation Committee believes its executive compensation program results in total compensation awards that are reasonable and of appropriate value, align Company executives’ interests with those of stockholders and are directly linked to Company and individual performance.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has certain duties and powers as described in the Organization and Compensation Committee Charter. The Organization and Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by New York Stock Exchange listing standards.

The Organization and Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Information Statement. Based upon this review and our discussions, the Organization and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Information Statement.

ORGANIZATION AND COMPENSATION COMMITTEE

Charles A. Haggerty, Chair

Robert G. Funari

Glenn Schafer

COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation of our named executive officers for services rendered for 2010 as well as historical information for 2009 and 2008.

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1)(2)(3) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)
J. Robert Hurley	2010	483,873	—	383,951	264,211	—	20,265	75,432	1,227,732
President and Chief Executive Officer	2009	358,373	100,000	351,394	210,795	141,600	17,582	63,088	1,242,832
	2008	356,869	—	336,700	221,819	157,571	8,896	84,934	1,166,790

Charles P. Slacik	2010	521,780	—	523,330	359,867	—	—	69,954	1,474,931
Senior Vice President and Chief Financial Officer	2009	500,668	100,000	381,560	228,514	251,700	—	89,092	1,551,534
	2008	498,568	—	363,636	239,565	274,936	—	88,199	1,464,904

Scott C. Atkin	2010	411,327	—	465,475	319,862	—	166,538	71,175	1,434,377
Executive Vice President, Chemistry, Discovery and Instrument Systems Development	2009	346,327	100,000	423,956	253,932	152,100	125,107	22,068	1,423,490
	2008	340,038	—	363,636	239,565	178,538	70,175	7,010	1,198,962

Robert W. Kleinert	2010	448,762	—	435,232	299,949	—	43,168	62,341	1,289,451
Executive Vice President, Worldwide Commercial Operations	2009	437,677	100,000	381,560	228,514	203,000	35,370	62,530	1,448,652
	2008	433,261	—	363,636	239,565	228,900	2,041	59,164	1,326,567

Arnold A. Pinkston	2010	419,673	—	319,521	219,939	—	9,400	103,160	1,071,692
Senior Vice President, General Counsel and Secretary	2009	409,248	100,000	296,769	177,801	161,700	9,824	107,704	1,263,046
	2008	408,163	—	282,828	186,328	176,576	747	112,324	1,166,966

Scott T. Garrett	2010	957,385	—	1,366,165	1,479,652	—	113,007	2,140,691	6,056,899
Former Chairman of the Board, President and Chief Executive Officer	2009	923,539	150,000	2,059,267	1,533,366	644,000	87,655	237,628	5,635,454
	2008	915,569	—	2,424,240	1,597,100	690,000	14,507	156,861	5,798,277

(1)	The amounts reported in columns (e) and (f) of the table above reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. The assumptions and methodologies used to calculate the amounts reported in columns (e) and (f) are discussed in Note 16 (Employee Benefits) to our consolidated financial statements in Item 8 of the 2010 10-K. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees is generally recognized over the vesting periods applicable to the awards.
(2)	The amounts reported above in column (e) include the grant date fair value of performance share awards based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The following table presents the aggregate grant date fair value of the performance share awards included in column (e) and the aggregate grant date value of these awards assuming that the highest level of performance conditions will be achieved.

	2008 Performance Share Awards	2009 Performance Share Awards		2010 Performance Share Awards
Name	Aggregate Grant Date Fair Value (Based on Actual Outcome) ($)	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
J. Robert Hurley	161,875	176,064	264,095	193,800	290,701
Charles P. Slacik	174,825	191,178	286,767	264,153	396,229
Scott C. Atkin	174,825	212,420	318,630	234,950	352,425
Robert W. Kleinert	174,825	191,178	286,767	219,685	329,527
Arnold A. Pinkston	135,975	148,694	223,041	161,279	241,919
Scott T. Garrett(3)	1,165,500	783,135	1,174,723	301,453	452,179

(3)	The aggregate grant date fair values of Mr. Garrett’s 2009 and 2010 Performance Shares have been prorated, in accordance with the terms and conditions of each grant, based on his January 15, 2011 retirement.
(4)	None of the named executive officers received an annual incentive award for 2010, as reflected in column (g) above. The material terms of the annual incentive program are described under “Current Executive Compensation Program Elements—Annual Incentive Compensation” in the Compensation Discussion and Analysis section.
(5)	The amounts reported for 2010 in column (h) are equal to the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all of our defined benefit pension plans during 2010. Interest on deferred compensation account balances during 2010 was not considered under Securities and Exchange Commission rules to be at above-market rates, and therefore is not included in the values in column (h).
(6)	Amounts shown in column (i) for 2010 include Company contributions under the Company’s 401(k) Plan, Retirement Account Plan, Executive Restoration Plan and Executive Deferred Compensation Plan (with the value of any such Company contributions denominated in stock units based on the market price of a Share on the crediting date), and the accrued amount of severance benefits. Although the amount of the severance benefits included as part of Mr. Garrett’s compensation was not paid in 2010, the Company accrued the severance liability in 2010. Stock units credited to the Executive Restoration Plan and Executive Deferred Compensation Plan are credited with dividend equivalents as the Company pays ordinary dividends on the Shares; however, the value of the dividend equivalents has not been included in the table below pursuant to Securities and Exchange Commission rules. As described below under the heading “2010 Nonqualified Deferred Compensation,” certain Company contributions to the Executive Deferred Compensation Plan denominated in stock units are subject to vesting requirements. Additionally, amounts shown in column (i) above include the following perquisites and personal benefits, as indicated in the table below: a perquisite allowance, business travel accident coverage, Beckman Coulter Foundation matching charitable gifts, and severance benefit, if applicable.

Name	401(k) Savings Plan Contributions ($)	Retirement Account Plan Contribution ($)	Executive Restoration Plan Contributions ($)	Deferred Compensation Plan Contributions ($)	Perquisite Allowance ($)	Business Travel Accident Coverage ($)	Matching Contributions Under Charitable Matching Program ($)	Severance Benefit ($)(7)	Total ($)
J. Robert Hurley	8,575	14,700	36,997	—	15,000	160	—	—	75,432
Charles P. Slacik	8,575	14,700	31,594	—	15,000	85	—	—	69,954
Scott C. Atkin	8,575	—	11,011	36,504	15,000	85	—	—	71,175
Robert W. Kleinert	8,251	14,700	24,305	—	15,000	85	—	—	62,341
Arnold A. Pinkston	8,575	12,250	28,442	38,808	15,000	85	—	—	103,160
Scott T. Garrett	8,575	14,700	108,255	58,851	25,000	310	5,000	1,920,000	2,140,691

(7)	As provided for in the Executive Severance Pay Provisions of the Company’s Separation Pay Plan, Mr. Garrett separated from the Company with the support of the Board of Directors and is entitled to a severance benefit equal to twenty-four times his monthly base rate of compensation. The amount of this benefit, which was accrued, but not paid, in 2010, is quantified in the table above.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers in the last three fiscal years. The primary elements of each named executive officer’s total compensation for 2010 reported in the table are base salary, an annual incentive award, long-term equity incentives, an increase in accumulated retirement pension benefits and certain earnings on deferred compensation account balances. Named executive officers also earned the other benefits quantified in column (i) of the Summary Compensation Table, as further described in footnote 6 to the table.

The Summary Compensation Table information should be read in conjunction with the tables and narrative descriptions that follow. A description of each named executive officer’s base salary and annual incentive arrangements is provided immediately following this section. The 2010 Grants of Plan-Based Awards table and the description of the material terms of the plan-based awards that follows provide information regarding the equity and non-equity incentive compensation awarded to named executive officers in 2010. The Outstanding Equity Awards and the Option Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

The 2010 Pension Benefits table and related description of the material terms of our pension plans describe each named executive officer’s retirement benefits under our defined benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. Similarly, the 2010 Non-Qualified Deferred

Compensation table and related description of the material terms of our non-qualified deferred compensation plans provides context to the deferred compensation earnings listed in column (h) of the Summary Compensation Table, and also provides a more complete picture of the potential future payments due to our named executive officers. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that may become payable to our named executive officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amount

None of our named executive officers are employed pursuant to employment agreements. Accordingly, base salary and bonus amounts for named executive officers are not fixed by contract. The Organization and Compensation Committee reviews the base salaries for each named executive officer each year. In making its determination, the Organization and Compensation Committee considers the factors discussed above under “Current Executive Compensation Program Elements—Base Salary” in the Compensation Discussion and Analysis section.

Similarly, the amount of each named executive officer’s annual bonus is not fixed by contract. Rather, in 2010, the Company granted each named executive officer an annual incentive opportunity under the Company’s 2010 Management Incentive Plan. In determining the terms of such award opportunities, the Organization and Compensation Committee considered the factors discussed above under “Current Executive Compensation Program Elements—Annual Incentive Compensation” in the Compensation Discussion and Analysis section. The material terms of the annual incentive awards granted to named executive officers in 2010 are described above under “Current Executive Compensation Program Elements—Annual Incentive Compensation” in the Compensation Discussion and Analysis section.

Grants of Plan-Based Awards in Calendar Year 2010

The following table presents information about the incentive awards granted to the named executive officers during 2010. The material terms of each grant are described below under “Equity Incentive Awards” and “Non-Equity Incentive Awards.”

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
J. Robert Hurley(2)	3/2/10	—	—	—	730	2,920	4,380	—	—	—	193,800
	3/2/10	239,690	479,380	958,760	—	—	—	—	—	—	—
	1/7/10	—	—	—	—	—	—	2,920	—	—	190,150
	1/7/10	—	—	—	—	—	—	—	14,860	67.88	264,211

Charles P. Slacik	3/2/10	—	—	—	995	3,980	5,970	—	—	—	264,153
	3/2/10	209,480	418,960	837,920	—	—	—	—	—	—	—
	1/7/10	—	—	—	—	—	—	3,980	—	—	259,178
	1/7/10	—	—	—	—	—	—	—	20,240	67.88	359,867

Scott C. Atkin	3/2/10	—	—	—	885	3,540	5,310	—	—	—	234,950
	3/2/10	164,000	328,000	656,000	—	—	—	—	—	—	—
	1/7/10	—	—	—	—	—	—	3,540	—	—	230,525
	1/7/10	—	—	—	—	—	—	—	17,990	67.88	319,862

Robert W. Kleinert	3/2/10	—	—	—	828	3,310	4,965	—	—	—	219,685
	3/2/10	179,640	359,280	718,560	—	—	—	—	—	—	—
	1/7/10	—	—	—	—	—	—	3,310	—	—	215,547
	1/7/10	—	—	—	—	—	—	—	16,870	67.88	299,949

Arnold A. Pinkston	3/2/10	—	—	—	608	2,430	3,645	—	—	—	161,279
	3/2/10	136,500	273,000	546,000	—	—	—	—	—	—	—
	1/7/10	—	—	—	—	—	—	2,430	—	—	158,242
	1/7/10	—	—	—	—	—	—	—	12,370	67.88	219,939

Scott T. Garrett	3/2/10	—	—	—	4,088	16,350	24,525	—	—	—	1,085,150
	3/2/10	576,000	1,152,000	2,304,000	—	—	—	—	—	—	—
	1/7/10	—	—	—	—	—	—	16,350	—	—	1,064,712
	1/7/10	—	—	—	—	—	—	—	83,220	$67.88	1,479,652

(1)	Pursuant to an exercise of negative discretion by the Organization and Compensation Committee of the Board of Directors and upon recommendation of Mr. Hurley, no payments were made under the Non-Equity Incentive Plan for 2010.
(2)	Mr. Hurley’s bonus opportunity under the MIP was prorated for the year ended December 31, 2010.

Equity Incentive Awards

During 2010, each named executive officer was granted a stock option award, a restricted stock unit award and a performance share award. Each of the equity awards reported in the Grants of Plan-Based Awards table was granted under and is subject to the terms of the 2007 Plan. The Organization and Compensation Committee administers the 2007 Plan and has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events, such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 2007 Plan are generally transferable only to a beneficiary of a named executive officer upon his death. The Organization and Compensation Committee, however, may establish procedures for the transfer of awards to other persons or entities, provided such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the 2007 Plan, if there is a change in control of the Company, each named executive officer’s outstanding awards granted under the plan generally will become fully vested, unless otherwise provided by the Organization and Compensation Committee.

Stock Options. Each stock option reported in column (j) of the above 2010 Grants of Plan-Based Awards table was granted with a per-share exercise price equal to the fair market value of a Share on the grant date. In accordance with the Company’s option grant practices currently in effect, the fair market value is estimated at the date of grant using a Black-Scholes Merton option pricing model for which the assumptions used to calculate the fair value are discussed in Note 16 (Employee Benefits) to our consolidated financial statements in Item 8 of the 2010 10-K. The maximum term of each of these options is seven years.

Each stock option granted to our named executive officers in 2010 is subject to a four-year vesting schedule, with 25% of the stock option vesting on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment. Once vested, each stock option will remain exercisable generally until its normal expiration date. Each of the stock options granted to our named executive officers in 2010 has a term of seven years. However, vested stock options may terminate earlier in connection with a change in control transaction. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the stock option will immediately terminate upon a termination of the named executive officer’s employment (other than on account of retirement, death or total disability). In such circumstances, the named executive officer generally will have three months to exercise the vested portion of the stock option following termination of employment. If a named executive officer’s employment terminates on account of his retirement, death or total disability, the stock option will become fully vested on the date of termination, and the named executive officer will have five years from the termination date or the term of the grant, whichever is sooner, to exercise the option. In no event will a named executive officer be permitted to exercise a stock option after its normal expiration date.

Stock options granted to named executive officers during 2010 do not include any dividend or dividend equivalent rights.

Restricted Stock Units. Each restricted stock unit reported in column (i) of the above 2010 Grants of Plan-Based Awards table represents a contractual right to receive one Share if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of the named executive officer.

Subject to the named executive officer’s continued employment, the restricted stock unit awards vest as to one-fourth of the units on each anniversary of the grant date. Upon the termination of the named executive officer’s employment, any then-unvested restricted stock units generally will terminate without any payment to the named executive officer, except that if the termination is due to the named executive officer’s retirement, death or total disability and occurs more than one year after the grant date, the then-outstanding and unvested restricted stock units will become fully vested on the termination date. Restricted stock units will be paid generally in an equivalent number of Shares as they become vested, although payment may be delayed in certain circumstances to comply with applicable tax law. If a change in control of the Company occurs, the Organization and Compensation Committee may determine whether the vesting of any restricted stock units will accelerate. Restricted stock units that vest in connection with a change in control generally will be paid in accordance with the original vesting schedule. Payment may be made earlier in connection with a termination of the named executive officer’s employment and is in all cases subject to the requirements of applicable tax law.

Restricted stock units granted to named executive officers do not include any dividend or dividend equivalent rights.

Performance Shares. Columns (f), (g) and (h) of the above Grants of Plan-Based Awards table report threshold, target and maximum awards of performance shares granted to named executive officers in 2010. Each performance share represents a contractual right to receive one Share if the performance-based and time-based vesting requirements described below are satisfied.

The performance shares become earned and vested on March 2, 2013, provided that (i) we achieve Return on Invested Capital (“ROIC”) and Operating Cash Flow (“OCF”) measures, both weighted equally (i.e., each measure applies with respect to half the target number of performance shares subject to the Award) for the performance period 2010 through 2013 and (ii) the named executive officer remains continuously employed by us through March 2, 2013. The percentage of the target number of performance shares subject to the award that will vest will be determined based on our ROIC (expressed as an annual average for the three years in the performance period) and cumulative OCF for the performance period. If the performance measures are not met, the performance shares will terminate automatically on March 2, 2013. In addition, if the named executive officer’s employment terminates prior to March 2, 2013, the performance shares will be canceled without payment, except that if the termination is due to retirement, death or total disability, the named executive officer will receive a prorated payment of the performance shares that would have been paid under the award had his employment continued through March 2, 2013, provided the performance shares vest. Performance shares granted to named executive officers do not include any dividend or dividend equivalent rights.

If the Company’s annual average ROIC for the performance period is less than 10.5%, no portion of the performance shares related to that measure shall vest. If the Company’s cumulative OCF for the three-year performance period is less than $1.701 billion, no portion of the performance shares related to that measure shall vest. In no event will more than 75% of the performance shares vest based on either of the measures individually. The percentage of the performance shares that will vest as to either measure for performance between the “minimum” and “target” levels of performance, or between the “target” and “maximum” levels of performance, will be determined by linear interpolation.

Non-Equity Incentive Awards

Each of the named executive officers was provided a cash incentive bonus opportunity for 2010. The threshold, target and maximum amounts for these awards are reported in columns (c), (d) and (e) of the above Grants of Plan-Based Awards table. The material terms of these incentive awards are described above under “Current Executive Compensation Program Elements—Annual Incentive Compensation” in the Compensation Discussion and Analysis section.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each named executive officer as of December 31, 2010, including the vesting dates for the unvested portions of these awards.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Award Exercise or Base Price ($) (d)	Option Award Grant Date (e)	Option Award Expiration Date (f)	Stock Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (k)
J. Robert Hurley	—	14,860	(2)	67.88	1/7/2010	1/7/2017	3/2/2010	—		—	2,920	(6)	219,672
	4,312	12,938	(3)	43.32	1/8/2009	1/8/2016	1/7/2010	2,920	(2)	219,672	—		—
	5,000	5,000	(4)	72.49	1/3/2008	1/3/2015	3/4/2009	—		—	4,310	(7)	324,241
	9,000	3,000	(5)	60.82	1/4/2007	1/4/2014	1/8/2009	3,233	(3)	243,219	—		—
	14,000	—		56.92	1/5/2006	1/5/2013	1/3/2008	1,250	(4)	94,038	—		—
	25,000	—		68.60	5/23/2005	5/23/2012	1/4/2007	750	(5)	56,423	—		—
Totals	57,312	35,798						8,153		613,350	7,230		543,913

Charles P. Slacik	—	20,240	(2)	67.88	1/7/2010	1/7/2017	3/2/2010	—		—	3,980	(6)	299,415
	4,675	14,025	(3)	43.32	1/8/2009	1/8/2016	1/7/2010	3,980	(2)	299,415	—		—
	5,400	5,400	(4)	72.49	1/3/2008	1/3/2015	3/4/2009	—		—	4,680	(7)	352,076
	60,000	—		61.31	11/6/2006	11/6/2013	1/8/2009	3,510	(3)	264,057	—		—
	—	—		—	—	—	1/3/2008	1,350	(4)	101,561	—		—
Totals	70,075	39,665						8,840		665,033	8,660		651,492

Scott C. Atkin	—	17,990	(2)	67.88	1/7/2010	1/7/2017	3/2/2010	—		—	3,540	(6)	266,314
	5,195	15,585	(3)	43.32	1/8/2009	1/8/2016	1/7/2010	3,540	(2)	266,314	—		—
	5,400	5,400	(4)	72.49	1/3/2008	1/3/2015	3/4/2009	—		—	5,200	(7)	391,196
	9,000	3,000	(5)	60.82	1/4/2007	1/4/2014	1/8/2009	3,900	(3)	293,397	—		—
	12,000	—		56.92	1/5/2006	1/5/2013	1/3/2008	1,350	(4)	101,561	—		—
	14,000	—		65.70	1/6/2005	1/6/2012	1/4/2007	750	(5)	56,423	—		—
	11,500	—		54.67	4/1/2004	4/1/2011	—	—		—	—		—
	15,000	—		28.68	1/9/2003	1/9/2013	—	—		—	—		—
	12,000	—		43.08	1/3/2002	1/3/2012	—	—		—	—		—
	5,000	—		45.42	10/16/2001	10/16/2011	—	—		—	—		—
Totals	89,095	41,975						9,540		717,694	8,740		657,510

Robert W. Kleinert	—	16,870	(2)	67.88	1/7/2010	1/7/2017	3/2/2010	—		—	3,310	(6)	249,011
	4,675	14,025	(3)	43.32	1/8/2009	1/8/2016	1/7/2010	3,310	(2)	249,011	—		—
	5,400	5,400	(4)	72.49	1/3/2008	1/3/2015	3/4/2009	—		—	4,680	(7)	352,076
	8,400	2,800	(5)	60.82	1/4/2007	1/4/2014	1/8/2009	3,510	(3)	264,057	—		—
	10,000	—		56.92	1/5/2006	1/5/2013	1/3/2008	1,350	(4)	101,561	—		—
	24,000	—		65.70	1/6/2005	1/6/2012	1/4/2007	700	(5)	52,661	—		—
	15,000	—		31.38	1/21/2003	1/21/2013	—	—		—	—		—
Totals	67,475	39,095						8,870		667,290	7,990		601,088

Arnold A. Pinkston	—	12,370	(2)	67.88	1/7/2010	1/7/2017	3/2/2010	—		—	2,430	(6)	182,809
	3,637	10,913	(3)	43.32	1/8/2009	1/8/2016	1/7/2010	2,430	(2)	182,809	—		—
	4,200	4,200	(4)	72.49	1/3/2008	1/3/2015	3/4/2009	—		—	3,640	(7)	273,837
	7,200	2,400	(5)	60.82	1/4/2007	1/4/2014	1/8/2009	2,730	(3)	205,378	—		—
	90,000	—		55.86	11/15/2005	11/15/2012	1/3/2008	1,050	(4)	78,992	—		—
	—	—		—	—	—	1/4/2007	600	(5)	45,138	—		—
Totals	105,037	29,883						6,810		512,316	6,070		456,646

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Award Exercise or Base Price ($) (d)	Option Award Grant Date (e)	Option Award Expiration Date (f)	Stock Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (k)
Scott T. Garrett	—	83,220	(2)	67.88	1/7/2010	1/7/2017	1/7/2010	16,350	(2)	1,230,011	—		—
	31,370	94,110	(3)	43.32	1/8/2009	1/8/2016	1/8/2009	23,528	(3)	1,770,011	—		—
	36,000	36,000	(4)	72.49	1/3/2008	1/3/2015	1/3/2008	9,000	(4)	677,070	—		—
	62,550	20,850	(5)	60.82	1/4/2007	1/4/2014	1/4/2007	5,213	(5)	392,174	—		—
	95,000	—		56.92	1/5/2006	1/5/2013	3/2/2010	—		—	16,350	(6)	1,230,011
	35,000	—		67.80	2/21/2005	2/21/2012	3/4/2009	—		—	31,370	(7)	2,359,965
	90,000	—		65.70	1/6/2005	1/6/2012	—	—		—	—		—
	17,250	—		54.67	4/1/2004	4/1/2011	—	—		—	—		—
	7,500	—		28.68	1/9/2003	1/9/2013	—	—		—	—		—
	30,000	—		49.08	6/17/2002	6/17/2012	—	—		—	—		—
Totals	404,670	234,180						54,091		4,069,266	47,720		3,589,976

(1)	The market or payout value of stock awards reported in columns (i) and (k) is computed by multiplying the number of shares of stock or units reported in columns (h) or (j), respectively, by $75.23, the closing market price of Shares on December 31, 2010 the last trading day in 2010.
(2)	The unvested portions of these awards are scheduled to vest in four substantially equal installments on January 7, 2011, January 7, 2012, January 7, 2013 and January 7, 2014.
(3)	The unvested portions of these awards are scheduled to vest in three substantially equal installments on January 8, 2011, January 8, 2012 and January 8, 2013.
(4)	The unvested portions of these awards are scheduled to vest in two substantially equal installments on January 3, 2011 and January 3, 2012.
(5)	The unvested portions of these awards are scheduled to vest on January 4, 2011.
(6)	These awards are grants of performance shares. The number of performance shares shown for each named executive officer is the number of performance shares that are scheduled to vest on March 2, 2013, provided that the applicable performance target is satisfied.
(7)	These awards are grants of performance shares. The number of performance shares shown for each named executive officer is the number of performance shares that are scheduled to vest on March 4, 2012 or sooner, provided that the applicable performance target is satisfied.

2010 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the named executive officers during 2010 and the vesting during 2010 of stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting($)(1) (e)
J. Robert Hurley	—	—	7,952	524,299
Charles P. Slacik	—	—	4,545	298,813
Scott C. Atkin	12,500	174,906	9,259	612,063
Robert W. Kleinert	16,500	150,399	8,739	577,169
Arnold A. Pinkston	—	—	6,535	430,854
Scott T. Garrett	69,000	892,785	63,072	4,168,934

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares acquired in exercise by (ii) the difference between the closing price of the Shares at exercise and the option exercise price. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, acquired in vesting by the closing price the Shares on the vesting date.

2010 Pension Benefits

The following table presents information regarding the present value of accumulated benefits that may become payable to the named executive officers under our qualified and nonqualified defined benefit pension plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1)(2) (c)	Present Value of Accumulated Benefit ($)(1)(2) (d)	Payments During Last Fiscal Year ($) (e)
J. Robert Hurley	Pension Plan	1.611	65,889	—
	Supplemental Pension Plan	1.611	62,043	—
	Totals	—	127,932	—

Charles P. Slacik	Pension Plan	—	—	—
	Supplemental Pension Plan	—	—	—
	Totals	—	—	—

Scott C. Atkin	Pension Plan	9.079	188,909	—
	Supplemental Pension Plan	9.079	228,206	—
	Totals	—	417,115	—

Robert W. Kleinert	Pension Plan	3.948	135,915	—
	Supplemental Pension Plan	3.948	126,727	—
	Totals	—	262,642	—

Arnold A. Pinkston	Pension Plan	1.129	29,201	—
	Supplemental Pension Plan	1.129	23,160	—
	Totals	—	52,361	—

Scott T. Garrett	Pension Plan	4.542	171,512	—
	Supplemental Pension Plan	4.542	535,429	—
	Totals	—	706,941	—

(1)	The years of credited service and present value of accumulated benefits are presented as of December 31, 2010 assuming that each named executive officer retires at normal retirement age and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies and Estimates—Pension and Post Retirement Benefit Plans” and Note 17 (Retirement Benefits) to our Consolidated Financial Statements in Item 8 of the 2010 10-K.
(2)	The Pension Plan was amended December 29, 2006 to cease benefit accruals under the plan effective December 31, 2006 for certain participants and to not permit new participants in the plan on or after January 1, 2007. Pursuant to the amendment, benefit accruals ceased effective December 31, 2006 for any participant born on or after January 1, 1967 or who had not completed at least five full years of credited service under the plan as of December 31, 2006. Benefits under the Supplemental Pension Plan are determined with respect to benefits under the Pension Plan. Pursuant to the plan amendment, Mr. Atkin continues to accrue benefits under the Pension Plan and Supplemental Pension Plan after December 31, 2006. Mr. Slacik is not eligible to participate in the Pension Plan and Supplemental Pension Plan because he did not meet the eligibility requirements under the plan as of December 31, 2006. Messrs. Hurley, Kleinert, Pinkston and Garrett ceased accruing any further benefits under the Pension Plan and the Supplemental Pension Plan after December 31, 2006; however, the present value of their accumulated benefit under the plans, as reported in column (d) above, is expected to increase in future years because of actuarial factors.

Pension and Other Retirement Plans

The Company maintains two defined benefit pension plans covering the named executive officers (other than Mr. Slacik). The Pension Plan is our qualified defined benefit employee retirement plan, and the named executive officers generally participate in this plan on the same general terms as our other eligible employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension that may be paid under a qualified defined benefit plan and on the compensation that may be considered in determining accruals under a qualified defined benefit plan, the pension benefits that would otherwise be payable to the named executive officers under the Pension Plan’s benefit formula must be limited. The Supplemental Pension Plan is an unfunded benefit equalization plan of the type permitted by ERISA designed to permit named executive officers and other key employees to receive the full amount of benefits that would be paid under the Pension Plan but for such limitations (as well as certain additional benefits). The material terms of the Pension Plan and Supplemental Pension Plan are described below.

Pension Plan. The Company’s Pension Plan is a noncontributory defined benefit pension plan subject to the provisions of ERISA. Employees of the Company (other than certain employees of entities previously acquired by the Company) are generally eligible to participate in the plan after completing one year of service. However, as indicated above, no new participants will be admitted to the Pension Plan after December 31, 2006.

Participants become vested in their Pension Plan benefit after completing five years of vesting service. Upon a vested participant’s retirement at the plan’s normal retirement date (which is generally defined as the first day of the month coincident with or next following his or her 65th birthday), the participant is entitled to a benefit under the Pension Plan equal to the sum of the product of 1.2%, the participant’s years of credited service and the participant’s final average earnings; and the product of 0.8%, the participant’s years of credited service and the amount by which the participant’s final average earnings exceeds the Social Security wage base (as set forth in the Internal Revenue Code) for the year in which the separation occurs. For purposes of the Pension Plan, “final average earnings” means 12 times the monthly average of the participant’s basic earnings for the 60 consecutive months that yields the highest average. For purposes of the Pension Plan, “basic earnings” generally includes, subject to the maximum limits set forth in the Internal Revenue Code, a participant’s regular base salary or wages, incentive or commission bonuses, overtime pay, sick pay, vacation pay, shift differentials and amounts contributed to certain tax-qualified benefits of the Company, but generally excludes exercise or vesting of equity awards, tax and other Company reimbursements and other non-recurring bonuses.

Participants are permitted to remain employed with the Company following their normal retirement date and continue to accrue benefits under the Pension Plan (except that, as indicated above, benefit accruals have been frozen as of December 31, 2006 for certain participants including each of the named executive officers eligible to participate in the plan). Vested participants may elect to retire at any time before their normal retirement date and receive a benefit reduced by a factor based on the participant’s age at the time benefit payments commence.

The normal form of early and normal retirement benefit is a life annuity for a single individual and a joint and survivor annuity with a 50% survivor benefit for a married individual; however, participants may elect among the other optional forms of distributions in the plan. Forms of benefit other than life annuity are adjusted to result in actuarially equivalent values.

Supplemental Pension Plan. As a tax-qualified defined benefit pension plan, the Company’s Pension Plan contains certain Internal Revenue Code limits on the amount of a pension that may be paid or accrued annually by participants. Named executive officers and other key employees of the Company who are prevented from accruing or receiving the full amount of their pension benefit under the Pension Plan are permitted to receive the additional pension benefit under the Company’s Supplemental Pension Plan.

Under the Supplemental Pension Plan, the Company will supplement the named executive officer’s monthly pension benefit under the Pension Plan by the difference, if any, between the monthly benefit that would have been payable under the Pension Plan absent the Internal Revenue Code limits less the actual monthly benefit under the Pension Plan.

Benefits under the Supplemental Pension Plan will generally be paid to participants in a lump sum six months after the participant’s separation from service with the Company. However, to the extent that a participant’s benefit under the Supplemental Pension Plan exceeds $500,000, only the first $500,000 will be paid six months after the participant’s separation from service, and any remaining benefit will paid as soon as administratively feasible after the January 1 that follows the calendar year in which the initial $500,000 payment was made.

2010 Nonqualified Deferred Compensation

The following table presents information regarding nonqualified deferred compensation of the named executive officers in 2010.

Name (a)	Plan Name (b)	Executive Contributions in Last FY ($) (c)	Company Contributions in Last FY ($)(1) (d)	Aggregate Earnings in Last FY ($)(2) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE($)(3)(4) (g)
J. Robert Hurley	Executive Deferred Compensation Plan	1,373	—	13,258	—	907,574
	Executive Restoration Plan	42,716	36,997	7,905	—	372,685
	Totals	44,089	36,997	21,163	—	1,280,259

Charles P. Slacik	Executive Deferred Compensation Plan	—	—	4,358	—	452,987
	Executive Restoration Plan	—	31,594	851	—	88,475
	Totals	—	31,594	5,210	—	541,462

Scott C. Atkin	Executive Deferred Compensation Plan	121,680	36,504	46,543	—	2,140,889
	Executive Restoration Plan	51,663	11,011	2,292	—	122,751
	Totals	173,343	47,515	48,835	—	2,263,640

Robert W. Kleinert	Executive Deferred Compensation Plan	—	—	—	—	—
	Executive Restoration Plan	—	24,305	877	—	91,178
	Totals	—	24,305	877	—	91,178

Arnold A. Pinkston	Executive Deferred Compensation Plan	129,360	38,808	8,693	—	948,982
	Executive Restoration Plan	20,321	28,442	3,823	—	223,660
	Totals	149,681	67,250	12,515	—	1,172,643

Scott T. Garrett	Executive Deferred Compensation Plan	257,600	58,851	29,527	—	3,162,040
	Executive Restoration Plan	56,754	108,255	16,138	—	931,663
	Totals	314,354	167,106	45,665	—	4,093,703

(1)	The amounts reported have been included as part of the compensation for each named executive officer in the appropriate columns of the Summary Compensation table above.
(2)	Interest on deferred compensation account balances during 2010 was not considered under Securities and Exchange Commission rules to be at above-market rates, and therefore no portion of the aggregate earnings listed in column (e) above is included in the values in column (h) of the Summary Compensation table.
(3)	Company contributions to the Executive Deferred Compensation Plan credited in the form of stock units (as described below under the heading “Nonqualified Deferred Compensation Plans”) are subject to vesting requirements. Of the aggregate balance for each named executive officer under the Executive Deferred Compensation Plan at 2010 year-end, the following amounts represent Company contributions credited to the plan in the form of stock units that had not vested as of December 31, 2010: Mr. Hurley ($0), Mr. Slacik ($27,494), Mr. Atkin ($36,504), Mr. Kleinert ($0), Mr. Pinkston ($81,186), and Mr. Garrett ($127,851). The following amounts represent Company contributions credited to the plan in the form of stock units that vested during 2010: Mr. Hurley ($18,700), Mr. Slacik ($25,341), Mr. Atkin ($0), Mr. Kleinert ($0), Mr. Pinkston ($46,570), and Mr. Garrett ($0).
(4)	The total aggregate balance on December 31, 2010 of the Executive Deferred Compensation Plan and the Executive Restoration Plan include the following amounts that represent compensation reported in the Summary Compensation Table for fiscal years 2009 and 2008, respectively: Mr. Hurley ($29,120 and $55,431), Mr. Slacik ($54,887 and $55,909), Mr. Atkin ($17,891 and $31,430), Mr. Kleinert ($26,200 and $24,749), Mr. Pinkston ($72,467 and $78,911) and Mr. Garrett ($202,942 and $121,122).

Nonqualified Deferred Compensation Plans

The Company permits the named executive officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during 2010 and in recent years have been made under the Company’s Executive Deferred Compensation Plan and Executive Restoration Plan. The material terms of the Executive Deferred Compensation Plan and Executive Restoration Plan are discussed below.

Executive Deferred Compensation Plan. Under the plan, each participant, including the named executive officers, may elect to defer between 10% and 70% of his base salary and between 5% and 80% of any bonuses he may earn. Each participating named executive officer may elect to have deferred compensation credited to one or both of the following accounts:

•

Cash account wherein deferrals are credited with interest at a rate equal to the prime rate established by Bank of America in effect as of July 31 of the preceding year, which rate, for the 2010 plan year, was 3.25%

•

Stock unit account wherein deferrals are credited in the form of stock units (a bookkeeping entry deemed to be equivalent to one Share) by dividing the amount of the deferrals by the fair market value of a Share on the crediting date

For each deferral of a bonus to a stock unit account, the named executive officer’s stock unit account will be increased by a percentage of the amount of the deferral based on the percentage of the named executive officer’s bonus deferred into the stock unit account. The additional contribution ranges from 15% of the amount deferred (for deferring between 35% and 49% of the bonus into the stock unit account) to 30% of the amount deferred (for deferring between 70% and 80% of the bonus into the stock unit account). The additional contribution will be credited in the form of additional stock units, referred to as “premium units.” In addition, for each deferral of a bonus under the plan (whether credited to a cash account or a stock unit account), the named executive officer’s stock unit account will be credited with a number of stock units (referred to as “matching units”) equal in value to the amount of the matching contribution the Company would have made under the 401(k) Plan if the bonus had been deferred under that plan.

Named executive officers are entitled to the following dividend equivalent rights with respect to stock units credited to their stock unit account. If the Company pays a cash dividend on the Shares, then the named executive officer’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company on the Shares, multiplied by (ii) the total number of stock units credited to the non-employee director’s account as of the dividend record date, divided by (iii) the fair market value of a Share on the dividend payment date.

Named executive officers are always 100% vested in their plan accounts other than in their premium units, which become vested two years after November 30 of the plan year in which such premium units are credited to the plan, and their matching units, which vest at the same time and to the same extent as matching contributions under the 401(k) Plan. Notwithstanding the foregoing, unvested premium units and matching units will become fully vested upon a change in control of the Company or a termination of employment on account of the named executive officers’ death, total disability, retirement or layoff.

Amounts may be deferred under the plan until a specified date, retirement, death or termination of employment. If the named executive officer elects to receive a distribution upon a specified date, the distribution will occur upon the named executive officer’s termination of employment if the termination occurs prior to the specified date. At the participant’s election, deferrals will generally be paid (i) in a single sum upon termination or the specified date; (ii) 50% upon termination or the specified date and the remaining 50% upon the January 1 following the year in which the termination or specified date occurs; or (iii) in substantially equal annual installments of between five and 15 years following termination. Notwithstanding the foregoing, distributions will be made in a single sum if the named executive officers, terminates employment on account of his death. Emergency hardship withdrawals may also be permitted under the plan in certain circumstances. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a named executive officers, subject to a 10% early withdrawal penalty.

Amounts credited to the cash account will be paid in cash; stock units credited to the stock unit account will be paid in an equivalent number of Shares.

Executive Restoration Plan. As tax-qualified plans, the 401(k) Plan and the Retirement Account Plan contain certain Internal Revenue Code limits on the amount of elective contributions or matching contributions a participant can make or receive under these plans. Named executive officers and other key employees of the Company who are prevented by these limits from making additional contributions or receiving additional Company contributions under these plans are permitted to defer the additional compensation and receive the additional contributions under the Executive Restoration Plan.

Each participant, including the named executive officers, may elect to defer under the plan up to 15% of his salary once the executive is prevented from making or receiving any additional contributions under the 401(k) Plan. Deferred compensation is credited to a cash account wherein deferrals are credited with interest at a rate equal to the prime rate established by Bank of America in effect as of the July 31 of the preceding plan year, which rate for the 2010 plan year was 3.25%.

In addition to elective deferrals, the Company makes contributions to the plan on behalf of participants whose Company contributions to the 401(k) Plan and the Retirement Account Plan are subject to the Internal Revenue Code limits. The contribution equals the additional amount the Company would have contributed on behalf of the participant under those plans absent the Internal Revenue Code limits, and is credited to the plan in the form of stock units (a bookkeeping entry deemed to be equivalent to one Share) by dividing the amount of the additional contribution by the fair market value of a Share on the crediting date. If the Company pays a cash dividend on the Shares, then the named executive officer’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company, multiplied by (ii) the total number of stock units credited to the named executive officer’s account as of the dividend record date, divided by (iii) the fair market value of a Share on the dividend payment date.

Participants are always 100% vested in their plan accounts, except that stock units credited as matching contributions under the plan vest at the same time and to the same extent as matching contributions under the 401(k) Plan and stock units credited as excess contributions under the Retirement Account Plan vest at the same time and to the same extent as contributions under the Retirement Account Plan. Plan accounts are generally distributed in a single sum upon the named executive officer’s termination of employment. However, emergency hardship withdrawals may also be permitted under the plan in certain circumstances. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a named executive officer, subject to a 10% early withdrawal penalty. Elective deferrals credited to a cash account will be paid in cash; stock units credited under the plan will be paid in an equivalent number of Shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to named executive officers in connection with certain terminations of their employment with the Company or a change in control of the Company. In addition to the change in control and termination benefits described below, outstanding equity-based awards held by our named executive officers may also be subject to full or partial accelerated vesting in connection with certain terminations of employment and changes in control of the Company under the terms of our equity incentive plans as noted under “2010 Grants of Plan-Based Awards” above. Moreover, named executive officers are generally entitled to payment of any deferred stock units upon termination of employment.

As prescribed by the Securities and Exchange Commission’s disclosure rules, in calculating the amount of any potential payments to named executive officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2010 and that the price per Share is equal to $75.23, the closing price per share on December 31, 2010. As described below, if the benefits payable to a named executive officer in connection with a change in control of the Company would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the named executive officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction. For purposes other than calculating the Section 280G excise tax, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per Share for stock awards).

Separation Pay Plan

The Company provides severance benefits outside of a change in control context to certain employees, including all of the named executive officers, under its Separation Pay Plan. Under the plan, an employee is generally entitled to severance benefits if his or her employment with the Company is terminated at the request of the Board of Directors, or at the request of the Company’s Chief Executive Officer with the support of the Board of Directors. However, no executive is entitled to a benefit under the Separation Pay Plan if the officer is terminated for cause. A severance benefit is payable to an executive only if the executive executes a release of claims in favor of the Company and, if requested by the Company, a covenant not to compete or solicit the Company’s employees or customers.

The severance benefit for an executive (other than for the Chief Executive Officer) consists of two months of continued base salary for each full year of service with the Company, provided that the salary continuation shall in no event be less than six months or more than eighteen months. The severance benefit for the Chief Executive Officer consists of three months of continued base salary for each full year of service with the Company, provided that the salary continuation shall in no event be less than nine months or more than twenty-four months. Payment of severance benefits under a change in control agreement with the Company as described below would be in lieu of any severance benefits under the Separation Pay Plan.

The following table lists the named executive officers and the estimated amount of their severance benefits under the plan had their employment with the Company terminated on December 31, 2010 under circumstances described above and had they executed a general release in favor of the Company, and, if requested, a covenant not to compete with the Company or solicit its employees and customers.

Estimated Value of Severance Benefit

Name	Estimated Value of Severance Benefit ($)
J. Robert Hurley	$1,000,000
Charles P. Slacik	349,133
Scott C. Atkin	615,000
Robert W. Kleinert	523,950
Arnold A. Pinkston	350,000
Scott T. Garrett(1)	—

(1)	Mr. Garrett’s severance benefit of $1.92 million was accrued in 2010.

Change in Control Agreements with Named Executive Officers

The Company is a party to a change in control agreement with each named executive officer. The agreements are substantially identical (except as noted below with respect to our Chief Executive Officer) and provide for certain benefits to be paid to the named executive officer in connection with a termination of employment with the Company under the circumstances described below. As a condition to the benefits described below, the named executive officer must execute a release of claims in favor of the Company. The change in control agreements also contain a perpetual confidentiality provision and a covenant not to solicit the Company’s employees for one year following the termination date.

The change in control agreements provide for certain severance benefits in the event that, on or within two years following a change in control of the Company, the named executive officer’s employment is terminated by the Company (or a successor) without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement). A termination of employment under the circumstances described above is referred to as a “qualifying termination” in the agreements. In addition, if the named executive officer’s employment terminates under the circumstances described above within six months prior to a change in control, the executive may submit to arbitration proceeding the determination of whether the termination was a constructive qualifying termination entitling the named executive officer to severance under the agreement. In the event of a qualifying termination, a named executive officer will be entitled to the following severance pay and benefits:

•

A lump sum cash payment equal to two times (two times for our interim Chief Executive Officer and three times for a Chief Executive Officer) the sum of (i) the executive’s highest annual base salary rate in effect at any time while the executive was employed with the Company, plus (ii) a management bonus increment equal to an “applicable percentage” of the executive’s highest annual base salary rate. The “applicable percentage” is generally the executive’s target bonus percentage under the Company’s management bonus plan for the year in which the termination occurs. The agreements provide for certain equitable adjustments to be made to the applicable percentage if the Company’s management bonus plan is redesigned or eliminated after the date of the agreement.

•	A pro-rata (calculated to the nearest month) management bonus for the year of the qualifying termination, calculated as if the target performance had been achieved for the year.

•	Accelerated vesting of then-outstanding equity awards, with any outstanding stock options to remain exercisable for the maximum term of the option.

•

For a period of two years (two years for our interim Chief Executive Officer and three years for a Chief Executive Officer), the executive may participate in the group health, life insurance, long-term disability, outplacement services, directors and officers insurance and indemnification programs of the Company in the same manner and at the same level as in effect prior to the qualifying termination.

•

If the executive’s benefits are subject to the excise tax imposed under Section 280G, a gross-up payment so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due, provided that if a reduction of up to 10% in the amount of the benefits would result in the Section 280G excise taxes not be triggered, the benefits will be reduced to the extent necessary to avoid triggering the excise taxes, and no gross-up payment will be made.

The following table lists the named executive officers and the estimated amounts they would have become entitled to under their change in control agreement had their employment with the Company terminated on December 31, 2010 under the circumstances described above.

Potential Payments upon Termination or Change in Control

Name	Estimated Total Value of Cash Payment ($)	Estimated Total Value of Equity Acceleration ($)	Estimated Value of Additional Pension and Retirement Account Plan Benefit ($)	Estimated Total Value of Benefit Plan Continuation ($)	Estimated Total Value of Excise Tax “Gross-Up” ($)
J. Robert Hurley	3,999,380	1,736,266	—	46,354	2,452,708
Charles P. Slacik	2,304,280	1,971,578	—	57,350	1,457,991
Scott C. Atkin	1,804,000	2,103,056	—	56,614	1,268,876
Robert W. Kleinert	1,976,040	1,895,054	—	55,286	1,131,319
Arnold A. Pinkston	1,659,000	1,564,783	—	56,749	1,011,506
Scott T. Garrett(1)	—	—	—	—	—

(1)	Pursuant to the terms of Mr. Garrett’s resignation as the Chairman of the Board of Directors, President and Chief Executive Officer on September 6, 2010 and resignation from the Company on January 15, 2011, Mr. Garrett is not entitled to any change in control payments.

Pension Plans

Upon a named executive officer’s retirement or other termination of employment, the named executive officer will generally receive a payout of his vested retirement benefits under the Company’s defined benefit pension plans. See the “Pension Benefits” table above and the related “Pension and Other Retirement Plans” discussion for a description of these retirement payments.

Nonqualified Deferred Compensation Plans

Upon a named executive officer’s retirement or other termination of employment, the named executive officer generally will receive a payout of his vested account balances under the Company’s nonqualified deferred compensation plans. In addition, in the event of a change in control of the Company or certain terminations of employment, a named executive officer will become fully vested in his premium units and matching units under the Executive Deferred Compensation Plan. See the “2010 Nonqualified Deferred Compensation” table above and the related “Nonqualified Deferred Compensation Plans” discussion for a description of these nonqualified deferred compensation payments.

2010 DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid to our non-employee directors during 2010.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3)(4) (c)	Option Awards ($)(2)(3)(4) (d)	Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($)(5) (f)	Total ($) (g)
Glenn S. Schafer	$184,860	$66,847	$101,087	—	$67,220	$420,014
Peter B. Dervan	88,500	43,520	65,964	—	33,800	231,784
Kevin M. Farr	85,625	43,520	65,964	—	25,687	220,796
Robert G. Funari	86,750	43,520	65,964	—	26,025	222,259
Charles A. Haggerty	90,000	43,520	65,964	—	37,000	236,484
Van B. Honeycutt	77,500	43,520	65,964	—	23,250	210,234
William N. Kelley	90,729	43,520	65,964	—	27,600	227,813
Susan R. Salka	67,250	43,520	65,964	—	25,559	202,293
Richard P. Wallace	74,250	43,520	65,964	—	22,575	206,309
Lewis T. Williams	78,500	43,520	65,964	—	24,150	212,134
Betty Woods	82,202	46,072	69,875	—	34,661	232,810

(1)	This column reports retainer and meeting fees earned for 2010 Board of Directors and Committee services.
(2)	The amounts reported in columns (c) and (d) above reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. The assumptions and methodologies used to calculate these amounts are discussed in Note 16 (Employee Benefits) to our consolidated financial statements in Item 8 of the 2010 10-K. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our non-employee directors is generally recognized over the vesting periods applicable to the awards.
(3)	Each of our non-employee directors, except for Ms. Woods, was granted in January 2010 an annual equity award of 3,710 stock options with an aggregate grant date fair value of $65,964 and 648 restricted stock units with an aggregate grant date fair value of $43,520. Ms. Woods received 3,930 stock options with an aggregate grant date fair value of $69,875 and 686 restricted stock units with an aggregate grant date fair value of $46,072 in January 2010 for her role as Lead Independent Director. In March 2010, Mr. Schafer was awarded an additional equity award of 1,990 stock options with an aggregate grant date fair value of $35,124 and 350 restricted stock units with an aggregate grant date fair value of $23,328 for his appointment to the role of Chairman of the Board of Directors. See footnote 2 above for the assumptions used to value these awards.
(4)	The following table presents the number of shares subject to outstanding and unexercised option awards and the number of unvested stock awards (which term includes restricted stock units for purposes of this Information Statement) held by each of our non-employee directors as of December 31, 2010.

Director	Number of Shares Subject to Outstanding Option Awards (Vested and Unvested) as of December 31, 2010 (#)	Number of Unvested Shares or Units as of December 31, 2010 (#)
Glenn S. Schafer	31,580	998
Peter B. Dervan	40,090	648
Kevin M. Farr	26,269	648
Robert G. Funari	20,590	648
Charles A. Haggerty	30,090	648
Van B. Honeycutt	35,090	648
William N. Kelley	40,090	648
Susan R. Salka	12,090	648
Richard P. Wallace	4,510	648
Lewis T. Williams	4,470	648
Betty Woods	33,860	686

(5)	This column includes the value of premium stock units (as described below) credited by the Company on behalf of non-employee directors (based on the fair market value of a Share on the crediting date) under the Company’s Deferred Directors’ Fees Program and the amount of charitable matching contributions made by the Beckman Coulter Foundation on behalf of non-employee directors under its matching program, as indicated in the table below. Stock units credited to the Deferred Directors’ Fees Program are credited with dividend equivalents as the Company pays ordinary dividends on the Shares. The value of these dividend equivalents has not been included in the table above pursuant to Securities and Exchange Commission rules. The material terms of the Company’s Deferred Directors’ Fees Program and the Beckman Coulter Foundation’s charitable matching program are summarized below under “Deferred Directors Fee Program” and “Matching Program.”

Director	Deferred Directors’ Fees Program Contributions ($)	Matching Contributions Under Charitable Matching Program ($)	Total ($)
Glenn S. Schafer	57,220	10,000	67,220
Peter B. Dervan	26,550	7,250	33,800
Kevin M. Farr	25,687	—	25,687
Robert G. Funari	26,025	—	26,025
Charles A. Haggerty	27,000	10,000	37,000
Van B. Honeycutt	23,250	—	23,250
William N. Kelley	27,600	—	27,600
Susan R. Salka	15,559	10,000	25,559
Richard P. Wallace	22,575	—	22,575
Lewis T. Williams	24,150	—	24,150
Betty Woods	24,661	10,000	34,661

Description of Director Compensation Program

Compensation during 2010 for non-employee directors consisted of an annual retainer, fees for attending meetings and an annual equity award. Non-employee directors also are offered the opportunity to participate in our Deferred Directors’ Fee Program and to have the Beckman Coulter Foundation match certain of their charitable contributions under the matching program. The material terms of both programs are described below.

Annual Retainer and Meeting Fees

The following table sets forth the 2010 schedule of annual retainers and meeting fees for non-employee directors:

Annual Retainer	Dollar Amount
Annual retainer to Lead Independent Director, paid in quarterly installments(1)(2)	$66,000
Annual retainer other than to Lead Independent Director, paid in quarterly installments(2)	$40,000
Additional annual retainer to Chairman of the Audit and Finance Committee, paid in quarterly installments(2)	$15,000
Additional annual retainer to Chairman of the Organization and Compensation Committee Chairman of the Nominating and Corporate Governance Committee, Chairman of the Quality and Regulatory Committee, and Chairman of each special committee of the Board of Directors, paid in quarterly installments(2)	$7,500

Meeting Fees	In Person/Telephonic
Fee for each Board of Directors meeting attended by each director other than the Chairman of the Board of Directors	$2,000/$1,000
Fee for each regular Committee meeting attended by each director other than the Chairman of the Board of Directors	$1,500/$750
Fee for each special Committee meeting attended by each director other than the Chairman of the Board of Directors	$1,000/$500
Fee for each non-Board of Directors related meeting (such as symposium or site visit) attended by each director other than the Chairman of the Board of Directors	2,000
Fee for one-way travel over three hours to attend a non-board related meeting by a director other than the Chairman of the Board of Directors	$1,000

(1)	On September 6, 2010, Glenn S. Schafer, who was then serving as the Lead Independent Director, was appointed by the Board of Directors to serve as the Non-Executive Chairman of the Board of Directors. Following the appointment of an independent director to serve as a Non-Executive Chairman of the Board of Directors, the position of a Lead Independent Director was not required under the Company’s Corporate Governance Guidelines. In connection with such appointment to the position of Non-Executive Chairman, the Board of Directors approved on September 11, 2010 an annual retainer of $340,000 for the Non-Executive Chairman of the Board of Directors, as such annual retainer was prorated starting from September 6, 2010. Effective January 1, 2011, the annual retainer for the Non-Executive Chairman of the Board of Directors will be $175,000 combined with an annual equity award with a value of $175,000 for a total value of $350,000. Prior to the appointment of the non-executive Chairman of the Board of Directors on September 6, 2010, the annual retainer paid to the Lead Independent Director was $66,000 combined with an annual equity award with a value of $176,000 for a total value of $242,000. No meeting fees are paid to the Non-Executive Chairman of the Board of Directors.
(2)	Changed to monthly installments effective October 2010.

Non-employee directors are reimbursed for any out-of-pocket expenses they incur in attending Board of Directors meetings.

Annual Equity Awards

Non-employee directors are eligible to receive equity award grants under our 2007 Long-Term Performance Plan (the “2007 Plan”). Under our current director grant program, on the first Thursday in January of each year, each non-employee director who has not been employed by the Company in the prior 12 months is awarded equity with a value of $110,000 and the Lead Independent Director is awarded equity with a value of $176,000. The equity grants have a weighting of 60% stock options and 40% restricted stock units with shares rounded to the nearest ten. In January 2010, each non-employee director received an annual award of 3,710 stock options and 648 restricted stock units under the 2007 Plan.

In anticipation of Ms. Woods’ partial-year service as Lead Independent Director in 2010, she was granted a prorated award of 3,930 stock options and 686 restricted stock units under the 2007 Plan. In connection with the appointment of Mr. Schafer as Lead Independent Director in February 2010, he was awarded an additional prorated equity award of 1,990 stock options and 350 restricted stock units on March 1, 2010.

Initial and Annual Stock Option Grants. Each initial and annual stock option award under the 2007 Plan is granted with a per-share exercise price equal to the fair market value of a Share on the grant date and has a maximum term of seven years. Subject to the non-employee director’s continued service as a director, each initial and annual stock option award vests as to 100% of the total number of shares subject to the option on the first anniversary of the grant date. Pursuant to the terms of the 2007 Plan, stock options granted to our non-employee directors may vest on an accelerated basis in connection with a change in control of the Company. Once vested, stock options will generally remain exercisable until their normal expiration date. Vested stock options may terminate earlier in connection with a change in control transaction. Unvested stock options will terminate immediately upon termination of a non-employee director’s service as a director.

Initial and annual stock option awards granted to non-employee directors do not include any dividend or dividend equivalent rights.

Initial and Annual Restricted Stock Units. Each restricted stock unit awarded to our non-employee directors represents a contractual right to receive one Share if the below described time-based vesting requirements are satisfied.

Subject to a non-employee director’s continued service, the initial and annual restricted stock unit awards vest in one installment on the first anniversary of the grant date. Pursuant to the terms of the 2007 Plan, restricted stock units may vest on an accelerated basis in connection with a change in control of the Company. Upon cessation of a non-employee director’s services, any unvested restricted stock units will terminate. We generally pay restricted stock units in a lump sum upon termination of a director’s service as a Board of Directors member, although directors may elect payment in annual installments of up to 15 years following their termination.

Initial and annual restricted stock unit awards granted to non-employee directors do not include any dividend or dividend equivalent rights.

Deferred Directors’ Fee Program

Non-employee directors may defer all or a portion of their annual retainer and meeting fees under our Deferred Directors’ Fee Program. Each participating non-employee director may elect to have deferred compensation credited to one or both of the following accounts:

•	Cash account in which deferrals are credited with interest at a rate equal to the prime rate established by Bank of America in effect as of July 31 of the preceding year.

•

Stock unit account in which deferrals are credited in the form of stock units (a bookkeeping entry deemed equivalent to one Share) by dividing the deferral amount by the fair market value of a Share on the crediting date.

No non-employee director has elected to defer compensation to a cash account. For each deferral to a stock unit account, the non-employee director’s stock unit account will be increased by a percentage of the amount deferred to the account based on the percentage of total fees the director has elected to defer into the stock unit account. The additional contribution ranges from 15% of the amount deferred to the account (for deferring between 40% and 60% of fees to the stock unit account) to 30% of the amount deferred to the account (for deferring at least 80% of fees to the stock unit account). The additional Company contribution will be credited in the form of additional stock units (referred to as “premium stock units”).

Non-employee directors are entitled to the following dividend equivalent rights with respect to stock units credited to their stock unit account. If the Company pays a cash dividend on the Shares, then the non-employee director’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company on the Shares, multiplied by (ii) the total number of stock units credited to the non-employee director’s account as of the dividend record date, divided by (iii) the fair market value of a Share on the dividend payment date.

Amounts deferred under the program are payable upon a non-employee director’s termination of services as a director. At the non-employee director’s election, deferrals will be paid (i) in a single sum upon termination; (ii) 50% upon termination and the remaining 50% on or about January 1 following the year in which the termination occurs; or (iii) in substantially equal annual installments of between five and fifteen years following termination. Notwithstanding the foregoing, distributions will be made in a single sum if the termination of the director’s services is on account of his or her death. Amounts credited to the cash account will be paid in cash. Stock units credited to the stock unit account will be paid in an equivalent number of Shares, except that premium stock units credited on or after April 1, 2004 (and dividend equivalents with respect thereto) will be paid in cash.

Matching Program

Non-employee directors may participate in the Beckman Coulter Foundation’s matching program available generally to employees of the Company. Under the program, the Beckman Coulter Foundation generally matches, dollar for dollar, gifts by directors to qualifying tax-exempt educational institutions up to $10,000 annually.

Indemnification

Under our Amended and Restated By-Laws and applicable indemnification agreements, we have agreed to indemnify our directors and our executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company.

Charitable Contributions

During the fiscal year ended December 31, 2010, the Company did not make any contributions to any charitable organization in which an independent, non-management director served as an executive officer that exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Organizational Compensation Committee are Charles A. Haggerty (Chair), Robert G. Funari and Glenn Schafer. No current member of the Organization and Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the Securities and Exchange Commission’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Organization and Compensation Committee during 2010.

COMPENSATION RISK ASSESSMENT

We believe that our compensation program effectively links performance-based compensation to the achievement of long-term and short-term goals, and does not encourage unnecessary or excessive risk-taking.

The Organization and Compensation Committee reviewed the design and operation of our compensation program in conjunction with Exequity, the committee’s external compensation consultant, and company management. The review included an assessment of the level of risk associated with our executive compensation program as well as incentive plans at other levels of the organization. As part of this review and assessment, the Organization and Compensation Committee identified the following features, among others, that work to avoid, discourage, or mitigate excessive or unnecessary risk-taking:

•	Our clearly-defined pay philosophy targets compensation at market competitive levels and emphasizes performance-based awards.

•	The elements of our compensation programs (base pay, short-term incentives, long-term incentives) are appropriately balanced.

•	The timing of incentive award payouts and/or vesting is linked to multiple performance periods ranging from one month to four years.

•	Incentive plans utilize a balanced set of financial and non-financial performance metrics which are measured at combinations of company, organization, and/or individual levels.

•	Long-term incentive awards provide a balanced mix of equity vehicles, including stock options, restricted stock units and performance shares, which are all subject to multi-year vesting schedules.

•	Awards under our short-term incentive plans are capped at both the plan and individual level, except for sales incentive plans.

•	Award accruals and payments are monitored on an ongoing basis by company management.

Additional features of our executive compensation program include:

•	The Organization and Compensation Committee, which is comprised entirely of independent directors, provides ongoing oversight.

•	The Committee sets performance measures and goals under our Management Incentive Plan to ensure resulting payouts are appropriate for a given level of achievement.

•	Our annual incentive plan design incorporates the exercise of negative discretion on the part of the Committee.

•	Our stock ownership guidelines promote long-term ownership of our stock and further align executives with the long-term interests of our stockholders.

•	Our Policy on Recoupment of Compensation helps to ensure executives act in the best interests of the Company and its stockholders.

•	A prohibition on insider trading.

AUDIT AND FINANCE COMMITTEE REPORT

Among its duties, the Audit and Finance Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Committee has established a policy wherein it pre- approves all of the audit and permissible non-audit services provided to the Company by the independent registered public accounting firm and actively monitors these services (both spending level and work content) to maintain the appropriate objectivity and independence in KPMG LLP’s core work, which is the audit of the Company’s consolidated financial statements and internal control over financial reporting. All services and fees are pre-approved for up to one year, which approval includes the appropriate detail with regard to each particular service and its related fees.

During the fiscal year ended December 31, 2010, all of the fees and services described as “audit fees,” “audit-related fees,” “tax fees,” and “all other fees” under “Audit Fees, Audit Related Fees, Tax Fees, and Other Fees” included in Item 14 to the 2010 10-K were approved under such pre-approval policy and pursuant to Section 202 of the Sarbanes-Oxley Act of 2002.

The Audit and Finance Committee of the Board of Directors is responsible for assisting the Board of Directors with its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements in conjunction with the Nominating and Corporate Governance Committee, the independent auditors’ qualifications and independence and the performance of the independent auditors and the Company’s internal audit function, and the corporate finance matters of the Company. The Audit and Finance Committee operates under a written charter approved by the Board of Directors. The charter was last amended and restated by the Board of Directors on February 8, 2010. A copy of the charter is available on our website at www.beckmancoulter.com under “Investor Relations,” “Corporate Governance.”

Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) of the United States and to issue a report thereon, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit and Finance Committee met with management and KPMG LLP to review and discuss the consolidated financial statements, the effectiveness of our internal control over financial reporting and KPMG LLP’s audit of the consolidated financial statements and our internal control over financial reporting. The Audit and Finance Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received a letter covering these matters. The Audit and Finance Committee also received written disclosures and the letter from KPMG LLP required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with KPMG LLP such firm’s independence from the Company and its management.

Based upon the discussions and reviews referred to above, and subject to the limitations on the role and responsibilities of the Committee and in the Audit and Finance Committee Charter, the Audit and Finance Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE

Kevin M. Farr, Chair

Susan R. Salka

Betty Woods

The above Audit and Finance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings, whether under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before or after the date of this proxy statement and irrespective of any general incorporation language in such filing, except to the extent we specifically incorporate this Audit and Finance Committee Report by reference therein.